Exhibit 10.1

CARDINAL HEALTH, INC.

SECOND AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT
dated as of June 27, 2019

THE SUBSIDIARY BORROWERS PARTY HERETO,
THE LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
_________________________________________________

BANK OF AMERICA, N.A. and
MUFG BANK, LTD.,
as Syndication Agents

BARCLAYS BANK PLC,
DEUTSCHE BANK AG NEW YORK BRANCH,
GOLDMAN SACHS BANK USA,
HSBC BANK USA, N.A., and
WELLS FARGO BANK, N.A.,
as Documentation Agents

JPMORGAN CHASE BANK, N.A.,
BOFA SECURITIES, INC.
and
MUFG BANK, LTD.
as Joint Lead Arrangers and Joint Book Managers

3.2	Changes in Capital Adequacy Regulations	60
3.3	Availability of Types of Advances	60
3.4	Funding Indemnification	61
3.5	Taxes	62
3.6	Lender Statements; Survival of Indemnity	66
3.7	Limitation/Delay in Requests	66
3.8	Beneficial Ownership Certification	67
ARTICLE IV. CONDITIONS PRECEDENT		67
4.1	Initial Credit Extension	67
4.2	Each Credit Extension	68
ARTICLE V. REPRESENTATIONS AND WARRANTIES		69
5.1	Existence and Standing	69
5.2	Authorization and Validity	69
5.3	No Conflict; Government Consent; Other Consents.	70
5.4	Financial Statements	70
5.5	Material Adverse Change	70
5.6	Taxes	71
5.7	Litigation and Contingent Obligations	71
5.8	Subsidiaries; Subsidiary Borrowers	71
5.9	ERISA	73
5.10	Accuracy of Information	73
5.11	Regulation U	74
5.12	Maintenance of Property	74
5.13	Insurance	74
5.14	Plan Assets; Prohibited Transactions	74
5.15	Environmental Matters	74
5.16	Investment Company Act	74
5.17	Default	75
5.18	Compliance With Laws	75
5.19	Anti-Corruption Laws and Sanctions	75
ARTICLE VI. COVENANTS		75
6.1	Financial Reporting	75
6.2	Use of Proceeds; Margin Stock	77
6.3	Notice of Default; Notice of Beneficial Ownership Changes	77
6.4	Conduct of Business; Maintenance of Property; Books and Records	78
6.5	Taxes	78
6.6	Insurance	78
6.7	Compliance with Laws	79
6.8	Inspection	79
6.9	Liens	79
6.10	Subsidiary Indebtedness	81
6.11	Subsidiary Obligations	82
6.12	Consolidated Net Leverage Ratio	83
ARTICLE VII. DEFAULTS		83
ARTICLE VIII. ACCELERATIONS, WAIVERS, AMENDMENTS AND REMEDIES		86
8.1	Acceleration; Facility LC Collateral Account	86

8.2	Amendments	87
8.3	Preservation of Rights	88
ARTICLE IX. GENERAL PROVISIONS		89
9.1	Survival of Representations	89
9.2	Governmental Regulation	89
9.3	Headings.	89
9.4	Entire Agreement	89
9.5	Several Obligations; Benefits of this Agreement	89
9.6	Expenses; Indemnity; Damage Waiver	89
9.7	Numbers of Documents	92
9.8	Accounting	92
9.9	Severability of Provisions.	92
9.10	No Advisory or Fiduciary Responsibility	92
9.11	Treatment of Certain Information; Confidentiality	93
9.12	USA Patriot Act	94
9.13	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	94
9.14	Divisions	95
9.15	Interest Rates. LIBOR Notification	95
9.16	Certain ERISA Matters	97
ARTICLE X. THE AGENT		97
10.1	Appointment and Authority	97
10.2	Rights as a Lender.	97
10.3	Exculpatory Provisions	97
10.4	Reliance by Administrative Agent	98
10.5	Delegation of Duties	99
10.6	Resignation of Administrative Agent	99
10.7	Non-Reliance on Administrative Agent and Other Lenders	100
10.8	No Other Duties, Etc	100
10.9	Administrative Agent May File Proofs of Claim	100
ARTICLE XI. SETOFF; RATABLE PAYMENTS		101
11.1	Right of Setoff	101
11.2	Ratable Payments	102
ARTICLE XII. BENEFIT OF AGREEMENT; ASSINGMENTS; PARTICIPATIONS		102
12.1	Successors and Assigns	102
ARTICLE XIII. NOTICES		106
13.1	Notices	106
13.2	Change of Address	107
13.3	Electronic Systems	107
ARTICLE XIV. COUNTERPARTS		108
ARTICLE XV. CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		108
15.1	CHOICE OF LAW	108
15.2	CONSENT TO JURISDICTION; VENUE	109
15.3	WAIVER OF JURY TRIAL	109
ARTICLE XVI. AMENDMENT AND RESTATEMENT		109

Schedules

Schedule 1	Exiting Lenders
Schedule 2.1(a)	Commitments
Schedule 2.1(b)	Facility LC Fronting Sublimit
Schedule 2.1(c)	Alternate Currency Commitment
Schedule 2.16	List of Authorized Persons under Section 2.16
Schedule 4	Pricing Schedule
Schedule 5.8	List of Subsidiaries and Subsidiary Borrowers
Schedule 13.1	Administrative Agent's Office; Certain Addresses for Notices

Exhibits

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Loan/Credit Related Money Transfer Instruction
Exhibit D	Form of Note
Exhibit E	Form of Swingline Note
Exhibit F-1	Form of Parent Guaranty
Exhibit F-2	Form of Subsidiary Guaranty
Exhibit G-1	U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal; Income Tax Purposes)
Exhibit G-2	U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal; Income Tax Purposes)
Exhibit G-3	U.S. Tax Compliance Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal; Income Tax Purposes)
Exhibit G-4	U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal; Income Tax Purposes)

SECOND AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT
This Second Amended and Restated Five-Year Credit Agreement, dated as of June 27, 2019, is among Cardinal Health, Inc., an Ohio corporation (the “Company”), certain Subsidiaries of the Company (the “Subsidiary Borrowers”, and together with the Company, the “Borrowers”), each lender party hereto from time to time (the “Lenders”) and JPMorgan Chase Bank, N.A. as Administrative Agent, Swingline Lender and LC Issuer. Capitalized terms used herein shall have the meanings assigned to them in Article I.
RECITALS
WHEREAS, the Borrower, the financial institutions designated as existing lenders on Schedule 2.1(a) (the “Continuing Lenders”), the financial institutions listed on Schedule I hereto (the “Exiting Lenders”) and the Administrative Agent entered into that certain Amended and Restated Five-Year Credit Agreement dated as of June 16, 2016 (as amended through but not including the date hereof, the “Existing Credit Agreement”);
WHEREAS, the Borrower, the Administrative Agent and the Continuing Lenders wish to amend and restate the Existing Credit Agreement on the terms and conditions set forth below to, among other things, extend the Facility Termination Date, reallocate the Commitments and make the other changes to the Existing Credit Agreement evidenced hereby; and
For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I.

DEFINITIONS

1.1    Definitions.

As used in this Agreement:
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the equity interests of any Person, or otherwise causing any Person to become a subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the Borrowers) in which a Borrower or a Subsidiary of a Borrower is the surviving entity.
“Additional Commitment Lender” is defined in Section 2.28(d).
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent Fee Letter” means the administrative agent fee letter dated as of June 4, 2019, between the Company and JPMorgan.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.1 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

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“Advance” means a borrowing hereunder, (a) made by one or more Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, in the same Agreed Currency and for the same Interest Period. The term “Advance” shall include Swingline Loans unless otherwise expressly provided.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
“Agent Parties” is defined in Section 13.3.
“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as increased or reduced from time to time pursuant to the terms hereof. As of the Restatement Date, the Aggregate Commitment is $2,000,000,000.
“Aggregate Dollar Commitment” means at any date of determination with respect to all Lenders, an amount equal to the Dollar Commitments of all Lenders on such date. As of the Restatement Date, the Aggregate Dollar Commitment is $1,500,000,000.
“Aggregate Dollar Outstanding Credit Exposure” means as at any date of determination with respect to any Lender, the sum of (a) aggregate unpaid principal amount of such Lender’s Dollar Loans on such date, plus (b) an amount equal to its Pro Rata Share of the LC Obligations on such date, plus (c) an amount equal to its Pro Rata Share of the aggregate principal amount of Swingline Loans outstanding on such date.
“Aggregate Multicurrency Commitments” means at any date of determination with respect to all Multicurrency Lenders, an amount equal to the Multicurrency Commitments of all Multicurrency Lenders on such date, provided, however, that the Aggregate Multicurrency Commitments shall not exceed $500,000,000.
“Aggregate Multicurrency Outstanding Credit Exposure” means as at any date of determination with respect to any Lender, the Dollar Amount of the aggregate unpaid principal amount of such Lender’s Multicurrency Loans and Alternate Currency Loans on such date.
“Aggregate Outstanding Credit Exposure” means as at any date of determination with respect to any Lender, the sum of such Lender’s Aggregate Dollar Outstanding Credit Exposure and Aggregate Multicurrency Outstanding Credit Exposure on such date.
“Agreed Currencies” means (a) Dollars, and (b) so long as such currencies remain Eligible Currencies, (i) with respect to any Multicurrency Commitment, the Euro and British Pounds Sterling, (ii) with respect to any Alternate Currency Commitment, any Alternate Currency and (iii) with respect to the Swingline Sublimit, U.S. Dollars unless the Swingline Lender in its sole discretion agrees to make available, Euros, Australian Dollars, Canadian Dollars or any other Eligible Currency.
“Agreement” means this second amended and restated five-year credit agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time.

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“Alternate Currency” means any Eligible Currency which the Company requests the Administrative Agent to include as an Alternate Currency hereunder and which is acceptable to one or more of the applicable Alternate Currency Lenders, and with respect to which an Alternate Currency Addendum has been executed among the Company, a Subsidiary Borrower, one or more Alternate Currency Lenders and the Administrative Agent in connection therewith.
“Alternate Currency Addendum” means a schedule and addendum entered into among the Company, a Subsidiary Borrower, one or more Alternate Currency Lenders and the Administrative Agent, in form and substance satisfactory to the Administrative Agent, the Company, such Subsidiary Borrower and such Alternate Currency Lenders party thereto.
“Alternate Currency Commitment” means a portion of the Multicurrency Commitment equal to, for each Alternate Currency Lender and for each Alternate Currency, the obligation of such Alternate Currency Lender to make Alternate Currency Loans not exceeding the Dollar Amount set forth in Schedule 2.1(c) or the applicable Alternate Currency Addendum, as such amount may be modified from time to time pursuant to the terms of this Agreement and the applicable Alternate Currency Addendum.
“Alternate Currency Lender” means any Lender (including any Lending Installation) party to an Alternate Currency Addendum.
“Alternate Currency Loan” means any Loan denominated in an Alternate Currency made by one or more of the Alternate Currency Lenders to a Borrower pursuant to this Agreement and the applicable Alternate Currency Addendum.
“Alternate Currency Share” means, with respect to any Alternate Currency Lender for any particular Alternate Currency, the percentage obtained by dividing (a) such Alternate Currency Lender’s Alternate Currency Commitment at such time as set forth in the applicable Alternate Currency Addendum by (b) the aggregate of the Alternate Currency Commitments at such time of all Alternate Currency Lenders with respect to such Alternate Currency as set forth in the applicable Alternate Currency Addendum.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Fee Rate” means, at any time, the percentage rate per annum at which Facility Fees are accruing on the Aggregate Commitment (without regard to usage) at such time as set forth in the Pricing Schedule.
“Applicable Foreign Subsidiary Borrower Documents” is defined in Section 5.8(b).
“Applicable Margin” means, with respect to any Eurocurrency Loan, Floating Rate Loan, the Facility Fee or the LC Fee, as the case may be at any time, the applicable percentage which is applicable at such time set forth in the Pricing Schedule, provided that upon the occurrence and during the continuation of a Default, the Applicable Margin shall be the highest Applicable Margin set forth in the Pricing Schedule.
“Applicable Time” means, with respect to any borrowings and payments in any Agreed Currency, the local time in the place of settlement of such Agreed Currency as may be determined by the Administrative Agent or the Swingline Lender, as applicable, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Article” means an article of this Agreement unless another document is specifically referenced.

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“Assignment Agreement” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.1(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.
“Australian Dollars” or “AUS$” shall mean the lawful currency of the Commonwealth of Australia.
“Authorized Officer” means any of the Chairman, Chief Executive Officer, President, Vice Chairman, Chief Financial Officer, Chief Accounting Officer, Controller, or Treasurer of a Borrower, or their equivalent, acting singly. Any document delivered hereunder that is signed by an Authorized Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Borrower.
“Available Dollar Commitment” means at any date of determination with respect to any Lender, the amount of such Lender’s Dollar Commitment in effect on such date reduced by the Aggregate Dollar Outstanding Credit Exposure of such Lender on such date.
“Available Multicurrency Commitment” means at any date of determination with respect to any Multicurrency Lender, the amount of such Multicurrency Lender’s Multicurrency Commitment in effect on such date reduced by the sum of (a) the Dollar Amount of any unused Alternate Currency Commitment of such Multicurrency Lender on such date, and (b) the Aggregate Multicurrency Outstanding Credit Exposure of such Multicurrency Lender on such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” means Bank of America, N.A. and its successors.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Base Rate” means, for any day, a rate per annum equal to (a) the Applicable Margin plus (b) the greatest of (i) the Prime Rate in effect on such day, (ii) the NYFRB Rate in effect on such day plus ½ of 1% and (iii) the Eurocurrency Rate for Dollars for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this

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definition, the Eurocurrency Rate for any day shall be based on the Eurocurrency Screen Rate (or if the Eurocurrency Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.3, then the Base Rate shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means C.F.R. §1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“BofA Securities” means BofA Securities, Inc. and its successors.
“Borrower Materials” is defined in the final paragraph of Section 6.1(d).
“Borrowers” means the Company and the Subsidiary Borrowers, and “Borrower” means any of them, as the context may require.
“Borrowing Date” means a date on which an Advance is made hereunder.
“Borrowing Notice” is defined in Section 2.9.
“British Pounds Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:
(a)    if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;
(b)    if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a day which is a TARGET Day and on which the applicable office of the Administrative Agent in London is conducting related operations;

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(c)    if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
(d)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Canadian Dollars” or “C$” shall mean the lawful currency of the Dominion of Canada.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“Change in Control” means an event or series of events by which any Person, or two or more Persons acting in concert, obtain beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Company; provided, however, that the acquisitions by or on behalf of a Plan, an employee stock purchase plan of the Company, or by Persons who before the date of this Agreement were officers, directors, employees or who held in the aggregate not less than 5% of the outstanding shares of voting stock of the Company shall not be included in determining whether a Change in Control shall have occurred.
“Change in Law” is defined in Section 3.1(a).
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Collateral Shortfall Amount” is defined in Section 8.1(a).
“Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Swingline Loans and Facility LCs issued upon the application of, one or more Borrowers in an aggregate amount not exceeding the amount set forth on Schedule 2.1(a) or as set forth in the Assignment Agreement to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Commitment Percentage” means as to any Lender, the percentage which such Lender’s Commitment then constitutes of the Aggregate Commitment (or, if the Commitments have terminated or expired, the percentage which (a) the Aggregate Outstanding Credit Exposure of such Lender at such time constitutes of (b) the Aggregate Outstanding Credit Exposure of all Lenders at such time).
“Company” has the meaning specified in the introductory paragraph hereto.
“Compliance Certificate” means a certificate substantially in the form of Exhibit A hereto.

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“Computation Date” is defined in Section 2.3.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” or “consolidated” means, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP.
“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated Net Income for such period plus (b) the following, in each case (other than in the case of Restructuring and Synergies Amounts described in clause (ii) of the definition of such term) to the extent deducted in calculating such Consolidated Net Income and without duplication: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable (current and deferred) by the Company and its Subsidiaries for such period; (iii) depreciation and amortization expense for such period; (iv) non-cash share-based compensation expense for such period; (v) losses on sales of assets outside the ordinary course of business for such period; (vi) impairment charges and acquired in-process research and development charges for such period, to the extent each is non-cash; (vii) transaction costs incurred in connection with acquisitions and divestures outside of the ordinary course of business (including in connection with the incurrence or repayment of Indebtedness in connection therewith); (viii) Restructuring and Synergies Amounts (x) for the four fiscal quarter period ending June 30, 2019, not to exceed $100,000,000, (y) for any four fiscal quarter period ending during the fiscal year ending June 30, 2020, not to exceed $400,000,000 and (z) for any four fiscal quarter period ending during the fiscal year ending June 30, 2021 or any fiscal year thereafter, not to exceed 10.0% of Consolidated EBITDA (determined prior to giving effect to this clause (viii)(z); provided, that any fiscal quarters during fiscal year 2020 included in the calculation of Consolidated EBITDA for any four fiscal quarter period ending during fiscal year 2021 also may include amounts permitted under clause (y) and such amounts shall not count against the 10% cap) for the four consecutive fiscal quarter period most recently ended and for which the Administrative Agent has received reporting pursuant to Section 6.1 hereof; (ix) net charges with respect to litigation; (x) losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness (including deferred financing expenses written off and premiums paid); (xi) losses, charges and expenses attributable to the application of last-in first-out accounting; and (xii) other non-recurring non-cash charges of the Company and its Subsidiaries reducing such Consolidated Net Income (excluding any such charges to the extent representing an accrual or reserve for any cash charge in any future period) and minus (c) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax benefit (current and deferred) of the Company and its Subsidiaries for such period; (ii) gains on sales of assets outside of the ordinary course of business for such period; (iii) gains from litigation recoveries; (iv) gains attributable to the application of last-in first-out accounting; and (v) all non-recurring non-cash items increasing Consolidated Net Income for such period (excluding any such items representing the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).
“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of the following, in each case in the amount that would be reflected as a liability on a balance sheet of the Company and its Subsidiaries prepared as of such date on a consolidated basis in accordance with GAAP: (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than (i) trade payables arising in the ordinary course

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of business, (ii) any earn-out obligation except to the extent such obligation is reflected as a liability on a balance sheet of the Company and its Subsidiaries prepared as of such date on a consolidated basis in accordance with GAAP and (iii) accruals for payroll or other employee compensation accrued in the ordinary course of business), (e) Capitalized Lease Obligations, (f) without duplication, all Contingent Obligations with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company or such Subsidiary; provided that Consolidated Funded Indebtedness shall be deemed to not include any Pre-Funded Acquisition Debt until the date the relevant Material Acquisition is consummated.
“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest expense of the Company and its Subsidiaries with respect to such period in accordance with GAAP, and (b) if Securitization Obligations are outstanding during such period which are accounted for as a sale of accounts receivable, chattel paper, general intangibles or the like under GAAP, the additional interest expense that would have accrued during such period had such Securitization Obligations been accounted for as a borrowing during such period.
“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis and in accordance with GAAP, the net income of the Company and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness as of such date plus (ii) without duplication, the outstanding principal amount of Securitization Obligations as of such date (provided that if such Securitization Obligations are accounted for as a sale of accounts receivable, chattel paper, general intangibles, or the like under GAAP, the outstanding principal amount of such Securitization Obligations shall be determined as the amount which would have been considered outstanding at such date had such Securitization Obligations been accounted for as a borrowing at such date) minus (iii) the lesser of $1,000,000,000 and the Company’s aggregate unrestricted and unencumbered cash appearing in its consolidated balance sheet most recently provided to the Administrative Agent pursuant to the terms hereof to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended, provided that, for such purpose, Consolidated EBITDA for any such period of four fiscal quarters shall be calculated giving pro forma effect to any Material Acquisition or any Material Disposition consummated during such period, as if such Material Acquisition or Material Disposition had occurred on the first day of such period. Pro forma calculations made pursuant to the proviso to the immediately preceding sentence shall be determined in good faith by an Authorized Officer of the Company.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person for Indebtedness, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract, operating lease or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership; provided, however, that any assumption, guaranty, endorsement or undertaking with respect to any liability of any of its Subsidiaries to any other of its Subsidiaries shall not be a Contingent Obligation of the Company.

“Continuing Lenders” is defined in the Recitals hereof.

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“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Conversion/Continuation Notice” is defined in Section 2.10(b).
“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.
“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.
“Default” means an event described in Article VII.
“Defaulting Dollar Lender” means a Defaulting Lender which is a Dollar Lender.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Facility LCs or Swingline Loans or (iii) pay over to any Specified Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers or any Specified Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Specified Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Facility LCs and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Specified Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.
“Disposition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the disposition (by sale, transfer, license, lease or otherwise) of all or substantially all of the assets of a Person, or of any business or division of a Person, (b), the disposition of in excess of 50% of the equity interests of any Person, or otherwise causing any Person to cease being a subsidiary, or (c) a merger or consolidation or any other combination with another person (other than a Person that is a Subsidiary of the Borrowers) in which a Borrower or a Subsidiary of a Borrower is not the surviving entity.

“Documentation Agent” means Barclays Bank PLC, Deutsche Bank AG New York Branch, Goldman Sachs Bank USA, HSBC Bank USA, N.A., and Wells Fargo Bank, N.A., each in its capacity as a Documentation Agent or any successor documentation agent.
“Dodd-Frank” is defined in Section 3.1(a).
“Dollar Advance” means a borrowing hereunder (or continuation or a conversion thereof) consisting of the several Dollar Loans made on the same Borrowing Date (or date of conversion or continuation) by the Lenders to a Borrower of the same Type and for the same Interest Period.

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“Dollar Amount” of any currency at any date shall mean (a) the amount of such currency if such currency is Dollars or (b) the equivalent in Dollars of the amount of such currency, if such currency is any currency other than Dollars, as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Computation Date) for the purchase of Dollars with such currency.
“Dollar Commitment” means for each Lender the aggregate amount set forth opposite its name on Schedule 2.1(a) or as set forth in any assignment that has become effective pursuant to Section 12.1, as such amount shall be modified from time to time pursuant to the terms hereof.
“Dollar Commitment Percentage” means as to any Lender, the percentage which such Lender’s Dollar Commitment then constitutes of the aggregate Dollar Commitments of all Lenders (or, if the Commitments have terminated or expired, the percentage which (a) the Aggregate Dollar Outstanding Credit Exposure of such Lender at such time constitutes of (b) the Aggregate Dollar Outstanding Credit Exposure of all Lenders at such time); provided that in the case of Section 2.29 when a Defaulting Dollar Lender shall exist, “Dollar Commitment Percentage” shall mean the percentage of the total Dollar Commitments (disregarding any Defaulting Dollar Lender’s Dollar Commitment) represented by such Lender’s Dollar Commitment.
“Dollar Lender” means a Lender with a Dollar Commitment.
“Dollar Loans” means, with respect to a Lender, such Lender’s Loans made pursuant to Section 2.1(a)(i).
“Dollars” and “$” mean the lawful currency of the United States of America.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and or any LC Issuer and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 12.1(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.1(b)(iii)).

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“Eligible Currency” means any currency (a) that is readily available, (b) that is freely traded, (c) in which deposits are customarily offered to banks in the London interbank market (or, in the case of Swingline Loans or Alternate Currency Loans, in such other interbank market(s) as may be acceptable to the Swingline Lender (or, as applicable, Alternate Currency Lender) in its sole discretion or, in the case of other Loans, in such other interbank market(s) as may be acceptable to each of the Lenders in its sole discretion), (d) which is convertible into Dollars in the international interbank market and (e) as to which an Equivalent Amount may be readily calculated. If, after the designation of any currency as an Agreed Currency, (i) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (ii) such currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or (iii) in the determination of the Administrative Agent, an Equivalent Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and the Borrowers, and such currency shall no longer be an Agreed Currency until such time as the Required Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five (5) Business Days of receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.
“EMU Legislation” means legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.
“Environmental Laws” means any and all Laws, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Computation Date) for the purchase of such currency with Dollars.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” and/or “EUR” means the single currency to which the Participating Member States of the European Union have converted.
“Eurocurrency” means any Agreed Currency.
“Eurocurrency Advance” means an Advance comprised of Eurocurrency Loans.
“Eurocurrency Base Rate” means, with respect to any Eurocurrency Advance for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen,

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on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “Eurocurrency Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or, with respect to British Pounds Sterling, on the same day as the commencement of such Interest Period); provided that if the Eurocurrency Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Eurocurrency Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the Eurocurrency Base Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.13, bears interest at the applicable Eurocurrency Rate.
“Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Applicable Margin plus (b) (i) if denominated in Dollars, (x) the Eurocurrency Base Rate for such Interest Period multiplied by (y) the Statutory Reserve Rate, and (ii) if denominated in another Agreed Currency, the Eurocurrency Base Rate for such Interest Period.
“Eurocurrency Screen Rate” is defined in the definition of Eurocurrency Base Rate.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.26) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
“Existing Credit Agreement” is defined in the Recitals hereof.
“Existing Facility LCs” means the collective reference to the following letters of credit issued by JPMorgan under the Existing Credit Agreement:

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LC #	Beneficiary name	Current Amount	Actual Expiry
CPCS-313428	xxxxx	$532,000.00	1-Mar-20
CPCS-757721	xxxxx	$1,183,310.00	9-Jul-20
CPCS-946473	xxxxx	$6,000,000.00	1-Aug-19
CPCS-946479	xxxxx	$5,000,000.00	1-Jul-20
CPCS-969350	xxxxx .	$5,000,000.00	31-Jan-20
CPCS-969351	xxxxx	$5,353,811.67	27-Jan-20
CPCS-969355	xxxxx	$500,000.00	31-Jan-20
P-259195	xxxxx	$409,725.00	7-Mar-20
“Existing Termination Date” is defined in Section 2.28(a).
“Exiting Lenders” is defined in the Recitals hereof.
“Extending Lender” is defined in Section 2.28(b).
“Extension Date” is defined in Section 2.28(a).
“Facility LC” is defined in Section 2.21.1.
“Facility LC Application” is defined in Section 2.21.3.
“Facility LC Collateral Account” is defined in Section 2.21.11.
“Facility LC Fronting Sublimit” means, for each LC Issuer, the amount set forth on Schedule 2.1(b) of this Agreement opposite its name thereon under the heading “Facility LC Fronting Sublimit” or if an LC Issuer has entered into an Assignment Agreement, the amount set forth for such LC Issuer as its Facility LC Fronting Sublimit in the Register maintained by the Administrative Agent.
“Facility Termination Date” means the first to occur of (a) the later of (i) June 27, 2024 and (ii) if the maturity is extended pursuant to Section 2.28, such extended maturity date determined pursuant to that Section, and (b) the date the Commitments or this Agreement are earlier cancelled or terminated pursuant to the terms hereof; provided, however, with respect to any Non-Replaced Lender, “Facility Termination Date” shall mean the first to occur of (x) the later of (i) June 27, 2024 and (ii) only if such Non-Replaced Lender extended the maturity of its commitments for one year pursuant to such Section 2.28, such extended maturity date determined pursuant to such Section, and (y) the date the Commitments or this Agreement are earlier cancelled or terminated pursuant to the terms of this Agreement. Unless otherwise specified in this Agreement, Facility Termination Date means the Facility Termination Date applicable to a Lender, Swingline Lender or LC Issuer.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.
“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set

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forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided, that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of calculating such rate.
“Fee Letters” means the Administrative Agent Fee Letter and the Lead Arranger Fee Letters.
“Floating Rate” means, for any day, a rate per annum equal to the Base Rate for such day in each case changing when and as the Base Rate changes.
“Floating Rate Advance” means an Advance comprised of Floating Rate Loans.
“Floating Rate Loan” means a Dollar Loan which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary Borrower” is defined in Section 5.8(b).
“Forward-Looking Statement” is defined in Section 5.10.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantors” means the Parent Guarantor and any Subsidiary Guarantors.
“Hostile Acquisition” means any Acquisition that has not been approved by the board of directors or similar body of the Person to be acquired.

“Impacted Interest Period” is defined in the definition of Eurocurrency Base Rate.
“Indebtedness” of a Person means, as of any date, such Person’s (a) obligations for borrowed money or evidenced by bonds, notes, acceptances, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (including, without limitation, the Facility LCs) or bankers’ acceptances, (b) obligations representing the deferred purchase price of Property or services (other than (i) trade payables arising in the ordinary course of such Person’s business, (ii) any earn-out obligation except to the extent such obligation is reflected as a liability on a balance sheet of the Company and its Subsidiaries prepared as of such date on a consolidated basis in accordance with GAAP and (iii) accruals for payroll or other employee compensation accrued in the ordinary course of business), (c) Indebtedness of any other Person secured by Liens on Property now or hereafter owned or acquired by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (but if such Indebtedness has not been assumed by, and is otherwise non-recourse to, such Person, only to the extent of the lesser of the fair market value of the assets of such Person subject to such Lien and the amount of such Indebtedness),

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(d) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (e) Capitalized Lease Obligations, (f) any Rate Hedging Obligations of such Person, and (g) all Contingent Obligations of such Person with respect to or relating to the indebtedness, obligations and liabilities of others as described in clauses (a) through (f) of this definition.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” is defined in Section 9.6(b).
“Information” is defined Section 9.11.
“Interest Period” means, with respect to a Eurocurrency Advance, a period of one, two, three or six months (or such longer or shorter period requested by a Borrower and agreed to by all of the Lenders), commencing on a Business Day selected by such Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter (or such longer or shorter period requested by such Borrower and agreed to by all of the Lenders); provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day. No Interest Period specified by a Borrower in a Borrowing Notice or a Conversion/Continuation Notice shall extend beyond the earliest Facility Termination Date in effect on any given date.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Eurocurrency Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurocurrency Screen Rate for the longest period for which the Eurocurrency Screen Rate is available (for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the Eurocurrency Screen Rate for the shortest period for which that Eurocurrency Screen Rate is available (for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Facility LC, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“JPMorgan” means JPMorgan Chase Bank, N.A in its individual capacity, and its successors.
“Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders or administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

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“LC Borrowing” means an extension of credit resulting from a drawing under any Facility LC which has not been reimbursed by the Company on the LC Payment Date or refinanced as a borrowing hereunder.
“LC Exposure” means, with respect to any Lender at any time, such Lender’s Pro Rata Share (determined as set forth in clause (i) of the definition of Pro Rata Share) of the then outstanding LC Obligations.
“LC Fee” is defined in Section 2.21.4.
“LC Issuer” means JPMorgan (including in its capacity as issuer of the Existing Facility LCs), Bank of America, MUFG and any other Lender that agrees to act as a LC Issuer, each in its capacity as the issuer of Facility LCs hereunder, and its successors in such capacity as provided in Section 2.21.13. The LC Issuer may, in its discretion, arrange for one or more Facility LCs to be issued by Affiliates of the LC Issuer, in which case the term “LC Issuer” shall include any such Affiliate with respect to Facility LCs issued by such Affiliate. Each reference herein to the “LC Issuer” shall be deemed to be a reference to the relevant LC Issuer (or, if applicable, each LC Issuer collectively).
“LC Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Facility LCs plus the aggregate of all Reimbursement Obligations, including all LC Borrowings. For purposes of computing the amount available to be drawn under any Facility LC, the amount of such Facility LC shall be determined in accordance with Section 1.5. For all purposes of this Agreement, if on any date of determination a Facility LC has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Facility LC shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“LC Payment Date” is defined in Section 2.21.5.
“Lead Arranger Fee Letters” means, collectively, any fee letter agreements entered into in with the Company and a Lead Arranger in connection with this Agreement.
“Lead Arrangers” means JPMorgan, BofA Securities and MUFG and their respective successors and assigns in their capacities as joint lead arrangers and joint book managers.
“Lenders” means the Persons listed on Schedule 2.1(a) and any other Person that shall have become a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the LC Issuer.
“Lending Installation” means, with respect to a Lender, the office, branch, subsidiary or Affiliate of such Lender in which it elects to book Loans and participations in Facility LCs or, with respect to the LC Issuer, in which it elects to book its Facility LCs, as set forth in such Lender’s administrative questionnaire, or otherwise selected by such Lender pursuant to Section 2.19.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof).

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“Loan Documents” means this Agreement, the Facility LC Applications, the Notes, the Parent Guaranty, the Subsidiary Guaranty (if any), the Fee Letters, any agreements between a Borrower and the LC Issuer regarding the LC Issuer’s Facility LC Fronting Sublimit and any other instrument or document executed in connection with any of the foregoing at any time by a Borrower with or in favor of the Administrative Agent and/or the Lenders (but excluding Rate Hedging Agreements), including, in each case of the foregoing, any amendments, modifications or supplements thereto or waivers thereof.
“Material Acquisition” means the Acquisition by the Company or one of its Subsidiaries for aggregate cash consideration of $500,000,000 or more.
“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuer or the Lenders thereunder.
“Material Disposition” means the Disposition by the Company or one of its Subsidiaries for aggregate cash consideration of $500,000,000 or more.

“Material Plan” as defined in Section 7.10.
“Modify” and “Modification” are defined in Section 2.21.1.
“Moody’s” means Moody’s Investors Service, Inc.
“MUFG” means MUFG Bank, Ltd. and its successors.
“Multicurrency Advance” means a borrowing hereunder (or continuation or a conversion thereof) consisting of the several Multicurrency Loans made on the same Borrowing Date (or date of conversion or continuation) by the Lenders to a Borrower of the same Type and for the same Interest Period.
“Multicurrency Commitment” means for each Lender the aggregate amount set forth as its Multicurrency Commitment on Schedule 2.1(a) or as set forth in any assignment that has become effective pursuant to Section 12.1, as such amount shall be modified from time to time pursuant to the terms hereof.
“Multicurrency Commitment Percentage” means as to any Multicurrency Lender, the percentage which such Multicurrency Lender’s Multicurrency Commitment then constitutes of the Aggregate Multicurrency Commitments (or, if the Multicurrency Commitments have terminated or expired, the percentage which the Aggregate Multicurrency Outstanding Credit Exposure of such Multicurrency Lender at such time constitutes of the Aggregate Multicurrency Outstanding Credit Exposure of all Multicurrency Lenders at such time).
“Multicurrency Lender” means each Lender having a Multicurrency Commitment.
“Multicurrency Loans” means, with respect to a Multicurrency Lender, such Lender’s Loans made pursuant to Section 2.1(a)(ii).
“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company is a party to which more than one employer is obligated to make contributions.

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“Net Worth” means, as of any date of determination, the consolidated stockholder’s equity of the Company and its Subsidiaries calculated on a consolidated basis in accordance with GAAP.
“Non-Extending Lender” is defined in Section 2.28(b).
“Non-Replaced Lender” is defined in Section 2.28(e).
“Non-U.S. Borrower” is defined in Section 3.1(b).
“Note” means any promissory note issued at the request of a Lender pursuant to Section 2.15(d) substantially in the form of Exhibit D.
“Notice Date” is defined in Section 2.28(b).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers to the Lenders or to any Lender, the LC Issuer, the Administrative Agent or any Indemnitee arising under the Loan Documents.
“OECD” means the Organization for Economic Cooperation and Development and any successor thereto.
“OFAC” is defined in Section 9.6(b).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.26).
“Overdue Rate” means a per annum rate that is equal to the sum of two percent (2%) plus the Base Rate, changing as and when the Base Rate changes or, with respect to any Alternate Currency Loan, such other overdue rate, if any, as specified in the applicable Alternate Currency Addendum.

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“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Agreed Currency, the rate of interest per annum at which overnight deposits in the applicable Agreed Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMorgan in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Parent Guarantor” means the Company.
“Parent Guaranty” means that certain Second Amended and Restated Guaranty dated the date hereof executed by the Parent Guarantor in favor of the Administrative Agent, for the ratable benefit of the Lenders, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time (such Parent Guaranty to be substantially in the form of Exhibit F-1).
“Participant” is defined in Section 12.1(d).
“Participant Register” is defined in Section 12.1(d).
“Participating Member State” means any member state of the European Union which has the Euro as its lawful currency.
“Payment Date” means the last Business Day of each calendar quarter, commencing June 30, 2019.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and as to which the Company or any member of the Controlled Group may have any liability.
“Platform” is defined in the final paragraph of Section 6.1(d).
“Pre-Funded Acquisition Debt” means Indebtedness incurred for the purpose of financing a Material Acquisition, which Indebtedness is issued in advance of the date of consummation of such Material Acquisition, so long as the indenture or agreement governing such Indebtedness provides that such Indebtedness shall be repaid or redeemed within a specified period after the incurrence of such Indebtedness if such Material Acquisition is not consummated with such period.

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“Pricing Schedule” means Schedule 4 attached hereto identified as such.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned or leased by such Person.
“Pro Rata Share” means, with respect to a Lender, (a) in reference to the Dollar Commitment, a portion equal to a fraction the numerator of which is such Lender’s Dollar Commitment and the denominator of which is the Aggregate Dollar Commitment, (b) in reference to the Multicurrency Commitment, a portion equal to a fraction the numerator of which is such Lender’s Multicurrency Commitment and the denominator of which is the Aggregate Multicurrency Commitment, and (c) in reference to the Aggregate Commitment, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning set forth in the final paragraph of Section 6.1(d).
“Rate Hedging Agreement” means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, commodity prices or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.
“Rate Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Hedging Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement.
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any LC Issuer.
“Register” is defined in Section 12.1(c).
“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

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“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.21 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.
“Required Lenders” means Lenders in the aggregate holding more than 50% of the Aggregate Commitment or, if the Commitment of each Lender to make Loans and the obligation of the LC Issuer to make LC Borrowings have been terminated, as of any date of determination, Lenders in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure (with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations and Swingline Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Aggregate Outstanding Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Restatement Date” means the date upon which all of the conditions precedent set forth in Section 4.1 have been met to the satisfaction of the Administrative Agent and each of the Lenders in their reasonable discretion or waived in accordance with the terms hereof.
“Restructuring and Synergies Amounts” means, for any period of determination, the following: (i) the amount of all cash restructuring and integration costs, charges, and expenses (including severance payments, facility exit costs and contract termination fees and other costs, charges and expenses incurred in connection with achieving cost savings, operating expense reductions and other synergies referred to in clause (ii) below) in connection with any acquisition or other transaction or initiative not prohibited hereunder and (ii) pro forma “run rate” cost savings, operating expense reductions and other cost synergies related to any acquisition or other transaction or initiative not prohibited hereunder that are projected by the Company in good faith to be realized within twelve months after the consummation of the applicable acquisition, transaction or initiative giving rise thereto.
“S&P” means Standard and Poor’s Financial Services LLC.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union, or any European Union member state, (b) any Person operating, organized or ordinarily resident in a Sanctioned Country to the extent dealing with such Person would be prohibited by applicable Sanctions or (c) any Person 50% owned by any such Person or Persons described in the foregoing clause (a).

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“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, or any European Union member state.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Agreed Currency, same day or other funds as may be determined by the Administrative Agent or the Swingline Lender, as applicable, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Agreed Currency.
“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Securitization Obligations” means, as of any date of determination, all obligations established by or related to the Company or any of its Subsidiaries in connection with any account receivables sale or securitization transaction entered into by the Company or any of its Subsidiaries (including, without limitation, the receivables securitization program through that certain Fourth Amended and Restated Receivables Purchase Agreement, dated as of November 1, 2013, as amended from time to time, among Cardinal Health Funding, LLC, Griffin Capital, LLC, each entity signatory thereto as a conduit, each entity signatory thereto as a financial institution, each entity signatory thereto as a managing agent and MUFG Bank, Ltd., as successor to The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as the Agent).
“Significant Subsidiary” means any Subsidiary of the Company that would be a “significant subsidiary” within the meaning of Rule 1-02 of the Securities and Exchange Commission’s Regulation S-X.
“Single Employer Plan” means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.
“Specified Currency” is defined in Section 2.23.
“Specified Party” means the Administrative Agent, the LC Issuer, the Swingline Lender and each other Lender.
“Specified Rate Hedging Agreement” means a Rate Hedging Agreement which is (a) entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of equity interests of the Company or any of its Subsidiaries) or (b) entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.
“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made, with the understanding that the Administrative Agent may, in its discretion, use rates published by Thompson Reuters Corp. or another publicly available information service to determine the applicable spot rate; provided that the Administrative Agent or the Swingline Lender, as applicable, may obtain such spot rate from another

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financial institution designated by the Administrative Agent or the Swingline Lender, as applicable, if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
“Standard Securitization Undertakings” means any obligations and undertakings of the Company or any Subsidiary which facilitate, or are not inconsistent with, the treatment of at least one step of the transfer of receivables and related assets as a legal “true sale” and otherwise consistent with customary securitization undertakings in accordance with the laws of the applicable jurisdiction. For the avoidance of doubt, “Standard Securitization Undertakings” shall not include any guaranty or other obligation of the Company and its Subsidiaries with respect to any receivable that is not collected, not paid or is otherwise uncollectible solely on account of the insolvency, bankruptcy, creditworthiness or financial inability to pay of the applicable account debtor.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Eurocurrency Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsequent Participant” means any member state of the European Union that adopts the Euro as its lawful currency after the date of this Agreement.
“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.
“Subsidiary Borrower” means each Subsidiary of the Company listed as a Subsidiary Borrower on Schedule 5.8 as amended from time to time in accordance with Section 5.8.
“Subsidiary Guarantor” means any Subsidiary that (a) has executed and delivered to the Administrative Agent a Subsidiary Guaranty (which remains in full force and effect with respect to such Subsidiary) and (b) in connection with such execution and delivery, has delivered to the Administrative Agent documents of the types referred to in Section 4.1(a)(i)-(iii) with respect to such Subsidiary and favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Subsidiary Guaranty of such Subsidiary), all in form, content and scope reasonably satisfactory to the Administrative Agent.
“Subsidiary Guaranty” means a guaranty entered into by a Subsidiary, in substantially the form of Exhibit F-2.

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“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which (a) represents more than 20% of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (b) is responsible for more than 20% of the consolidated revenues or of the consolidated net earnings of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (a) above.
“Swingline Exposure” means, with respect to any Lender at any time, such Lender’s Pro Rata Share (determined as set forth in clause (a) of the definition of Pro Rata Share) of the then outstanding Swingline Loans.

“Swingline Lender” means JPMorgan in its capacity as provider of the Swingline Loans, or any successor Swingline Lender hereunder.
“Swingline Loan” means any borrowing under Section 2.9 made by the Swingline Lender pursuant to Section 2.1(b).
“Swingline Note” means a promissory note of the Company evidencing the Swingline Loans (if requested by the Swingline Lender), in substantially the same form as Exhibit E hereto, as amended or modified at the time such Swingline Loan is made to the Company.
“Swingline Sublimit” means an amount equal to the lesser of (a) $100,000,000 in Dollars, unless the Swingline Lender in its sole discretion agrees to other Agreed Currencies and (b) the Aggregate Commitment. The Swingline Sublimit is part of, and not in addition to, the Aggregate Commitment.
“Syndication Agents” means Bank of America and MUFG, each in its capacity as a Syndication Agent.
“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance.
“U.K. Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by Her Majesty’s Treasury of the United Kingdom.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” is defined in Section 3.5(f)(ii)(B)(3).
“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

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“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.3	Other Definitions and Provisions.

(a)With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated and/or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof”, and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules can be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”, and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(b)Each reference to “basis points” or “bps” shall be interpreted in accordance with the convention that 100 bps = 1.0%.

1.3    References to Agreement and Laws.

Unless otherwise expressly provided herein, references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.
1.4    Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

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1.5    Facility LC Amounts.

Unless otherwise specified herein, all references herein to the amount of a Facility LC at any time shall be deemed to mean the maximum face amount of such Facility LC after giving effect to all increases thereof contemplated by such Facility LC or the Facility LC Application therefor, whether or not such maximum face amount is in effect at such time.
1.6    Rounding.

Any financial ratios required to be maintained by any Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with 0.5 of a unit being rounded upward).
1.7    Exchange Rates; Currency Equivalents.

(a)The Administrative Agent or the Swingline Lender, as applicable, shall determine the Spot Rates as of each Computation Date to be used for calculating Dollar Amount of Credit Extensions and outstanding amounts denominated in Agreed Currencies. Such Spot Rates shall become effective as of such Computation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Computation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating the financial covenant hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Amount as so determined by the Administrative Agent or the Swingline Lender, as applicable.

(b)Wherever in this Agreement in connection with an Advance, conversion, continuation or prepayment of a Eurocurrency Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Advance or Eurocurrency Loan is denominated in an Agreed Currency, such amount shall be the relevant Agreed Currency equivalent of such Dollar Amount (rounded to the nearest unit of such Agreed Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

1.8    Accounting Terms.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (a) the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); and (b) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to

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value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE II.

THE CREDITS

2.1    Commitments of the Lenders; Swingline Facility.

(a)Revolving Credit Advances.

(i)From and including the date of this Agreement and prior to the Facility Termination Date, each Dollar Lender severally agrees, for itself only, subject to the terms and conditions set forth in this Agreement, to (A) make Loans to the Borrowers (other than any Borrower domiciled in an EEA Member Country) in Dollars from time to time and (B) participate in (1) Facility LCs denominated in Dollars issued upon the request of a Borrower and (2) Swingline Loans, in aggregate amounts not to exceed in the aggregate at any one time outstanding the amount of its Dollar Commitment (and only so long as, after giving effect thereto and to any concurrent repayment or prepayment of Loans, the Aggregate Dollar Outstanding Credit Exposure of all Dollar Lenders does not exceed the Aggregate Dollar Commitment and the Aggregate Outstanding Credit Exposure of all Lenders does not exceed the Aggregate Commitment). Each Dollar Advance of Loans pursuant to this Section 2.1(a)(i) shall consist of Dollar Loans made by each Lender ratably in proportion to such Lender’s respective Available Dollar Commitment divided by the aggregate Available Dollar Commitments of all Lenders at such time. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.21.

(ii)From and including the date of this Agreement and prior to the Facility Termination Date, each Multicurrency Lender severally agrees, for itself only, subject to the terms and conditions set forth in this Agreement, to make Multicurrency Loans to the Borrowers in Agreed Currencies from time to time prior to the Facility Termination Date so long as after giving effect thereto and any concurrent repayment or prepayment of Loans (A) the Available Multicurrency Commitment of each Multicurrency Lender is greater than or equal to zero, (B) the Dollar Amount of the Aggregate Multicurrency Outstanding Credit Exposure of all Lenders does not exceed $500,000,000 and (C) the Aggregate Outstanding Credit Exposure of all Lenders does not exceed the Aggregate Commitment; provided, however, that the Borrowers shall not request, and the Multicurrency Lenders shall not make Multicurrency Loans in Dollars at any time that Available Dollar Commitment exists. Each Multicurrency Advance shall consist of Multicurrency Loans made by each Multicurrency Lender ratably in proportion to such Multicurrency Lender’s respective Available Multicurrency Commitment divided by the aggregate Available Multicurrency Commitments of all Multicurrency Lenders at such time.

(iii)Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

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(iv)Immediately and automatically upon the occurrence of a Default under Sections 7.2, 7.6 or 7.7, (A) each Lender shall be deemed to have unconditionally and irrevocably purchased from each Multicurrency Lender, without recourse or warranty, an undivided interest in and participation in each Multicurrency Loan ratably in accordance with such Lender’s Commitment Percentage, (B) immediately and automatically all Multicurrency Loans outstanding in Agreed Currencies other than Dollars shall be converted to and redenominated in Dollars equal to the Dollar Amount of each such Multicurrency Loan determined as of the date of such conversion, (C) each Multicurrency Lender shall be deemed to have unconditionally and irrevocably purchased from each Dollar Lender, without recourse or warranty, an undivided interest in and participation in each Dollar Loan ratably in accordance with such Multicurrency Lender’s Commitment Percentage. Each of the Lenders shall pay to the applicable Multicurrency Lender not later than two (2) Business Days following a request for payment from such Lender, in Dollars, an amount equal to the undivided interest in and participation in the Multicurrency Loan purchased by such Lender pursuant to this Section 2.1(a)(iv), and each of the Multicurrency Lenders shall pay to the applicable Dollar Lender not later than two (2) Business Days following a request for payment from such Lender, in Dollars, an amount equal to the undivided interest in and participation in the Dollar Loan purchased by such Multicurrency Lender pursuant to this Section 2.1(a)(iv), it being the intent of the Lenders that following such equalization payments, each Lender shall hold its Commitment Percentage of the Aggregate Outstanding Credit Exposure.

(b)Swingline Loans.

(i)Subject to the terms and conditions of this Agreement, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrowers from time to time on any Business Day during the period from the date hereof to but excluding the Facility Termination Date in the aggregate principal outstanding amount not to exceed the Swingline Sublimit; provided that after giving effect to such Swingline Loan, the Dollar Amount of the Aggregate Outstanding Credit Exposure at any time shall not exceed the Aggregate Commitment, and provided further that at no time shall the Dollar Amount of the Aggregate Outstanding Credit Exposure of the Swingline Lender exceed the Aggregate Commitment of such Lender. The Swingline Lender may make Swingline Loans available in Dollars or any other Agreed Currency in its sole discretion and if any such Swingline Loans are made available in other Agreed Currencies or are made to a Borrower domiciled in an EEA Member Country, such Swingline Loans shall be deemed to utilize the Swingline Lender’s Multicurrency Commitment. Each Lender’s Commitment shall be deemed utilized by an amount equal to such Lender’s Commitment Percentage of the Dollar Amount of each Swingline Loan for purposes of determining the amount of Loans required to be made by such Lender. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers may borrow under this Section 2.1(b), repay and reborrow at any time prior to the Facility Termination Date. All Swingline Loans shall bear interest (a) in the case of such Loans denominated in Dollars, at the Base Rate plus the Applicable Margin for Floating Rate Loans or such other rate as shall be agreed between the relevant Borrower and the Swingline Lender with respect to any Swingline Loan at the time such Swingline Loan is made and (b) in the case of such Loans denominated in other Eligible Currencies, at such other rate as shall be agreed between the relevant Borrower and the Swingline Lender with respect to any Swingline Loan at the time such Swingline Loan is made (it being understood that such pricing may, by agreement of the relevant Borrower and the Swingline Lender, be based on rates other than those of the London interbank market). The applicable Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date ten (10) Business Days after such Swingline Loan is made, if requested by the Administrative Agent on behalf of the Swingline Lender, and (ii) the Facility Termination Date. If any Swingline Loan is not repaid by the relevant Borrower on the date when due, each Lender will make a Floating

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Rate Loan the proceeds of which will be used to repay the Swingline Loan as described in Section 2.1(b)(ii).

(ii)The Swingline Lender is making the Swingline Loans in reliance upon the agreements of the other Lenders set forth in this Section 2.1(b). The Swingline Lender may at any time in its sole and absolute discretion require that any Swingline Loan be refunded by a Floating Rate Advance from the Lenders, and upon written notice thereof by the Swingline Lender to the Administrative Agent, the Lenders and the relevant Borrower, such Borrower shall be deemed to have requested a Floating Rate Advance in an amount equal to the Dollar Amount of such Swingline Loan and such Floating Rate Advance shall be made to refund such Swingline Loan. Any Swingline Loan outstanding in an Agreed Currency other than Dollars, shall, upon the giving of such notice by the Swingline Lender, immediately and automatically be converted to and redenominated in Dollars equal to the Dollar Amount of each such Swingline Loan determined as of the date of such conversion. Each Lender shall be absolutely and unconditionally obligated to fund its Commitment Percentage of such Floating Rate Advance or, if applicable, to purchase a participation interest in the Swingline Loans pursuant to Section 2.1(b)(iii) and such obligation shall not be affected by any circumstance, including, without limitation, (A) any setoff, counterclaim, recoupment, defense or other right which such Lender has or may have against the Administrative Agent or any Borrower or any of their respective Subsidiaries or anyone else for any reason whatsoever (including without limitation any failure to comply with the requirements of Section 4.2, other than the Swingline Lender making a Swingline Loan when it had actual knowledge of the existence of a Default); (B) the occurrence or continuance of a Default, subject to Section 2.1(b)(iii); (C) any adverse change in the condition (financial or otherwise) of the Company or any of its Subsidiaries; (D) any breach of this Agreement by any Borrower or any of their respective Subsidiaries or any other Lender; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing (including without limitation any Borrower’s failure to satisfy any conditions contained in Article IV or any other provision of this Agreement).

(iii)If as a result of the occurrence of a Default with respect to any Borrower pursuant to Article VII Floating Rate Loans may not be made by the Lenders as described in Section 2.1(b)(ii), then (A) each Borrower agrees that each Swingline Loan not paid pursuant to Section 2.1(b)(ii) shall bear interest, payable on demand by the Swingline Lender, at the Overdue Rate, (B) each Borrower agrees that each Swingline Loan outstanding in an Agreed Currency other than Dollars shall be immediately and automatically converted to and redenominated in Dollars equal to the Dollar Amount of each such Swingline Loan determined as of the date of such conversion, and (C) effective on the date each such Floating Rate Loan would otherwise have been made, each Lender severally agrees that it shall unconditionally and irrevocably, without regard to the occurrence of any Default, in lieu of deemed disbursement of loans, to the extent of such Lender’s Commitment, purchase a participation interest in the Swingline Loans by paying its Commitment Percentage thereof; provided, however, that no Lender shall be obligated to purchase such participation in a Swingline Loan made by the Swingline Lender when it had actual knowledge of the existence of a Default. Each Lender will immediately transfer to the Swingline Lender, in same day funds, the amount of its participation. Each Lender shall share based on its Commitment Percentage in any interest which accrues thereon and in all repayments thereof. If and to the extent that any Lender shall not have so made the amount of such participating interest available to the Swingline Lender, such Lender and the Borrowers severally agree to pay to the Swingline Lender forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swingline Lender until the date such amount is paid to the Swingline Lender, at (x) in the case of a Borrower, at the interest rate specified above and (y) in the case of such Lender, the Federal Funds Rate.

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(c)Alternate Currency Loans.

(i)Subject to the terms and conditions of this Agreement and the applicable Alternate Currency Addendum, from and including the later of the date of this Agreement and the date of execution of the applicable Alternate Currency Addendum and prior to the Facility Termination Date (unless an earlier termination date shall be specified in the applicable Alternate Currency Addendum), the Administrative Agent and the applicable Alternate Currency Lenders agree, on the terms and conditions set forth in this Agreement and in the applicable Alternate Currency Addendum, to make Alternate Currency Loans under such Alternate Currency Addendum to the applicable Borrower party to such Alternate Currency Addendum from time to time in the applicable Alternate Currency, in an amount not to exceed each such Alternate Currency Lender’s applicable Alternate Currency Commitment; provided, however, (i) at no time shall the outstanding principal amount of all Alternate Currency Loans exceed the Alternate Currency Commitment for such currency, (ii) at no time shall the Aggregate Multicurrency Outstanding Credit Exposure exceed the Aggregate Multicurrency Commitments, (iii) at no time shall the aggregate outstanding principal amount of the Alternate Currency Loans for any specific Alternate Currency exceed the amount specified as the maximum amount for such Alternate Currency in the applicable Alternate Currency Addendum and (iv) at no time shall the aggregate Alternate Currency Commitments exceed $100,000,000. The Dollar Amount of any Alternate Currency Commitment of an Alternate Currency Lender shall be deemed to utilize such Lender’s Multicurrency Commitment. Each Alternate Currency Loan shall consist of Alternate Currency Loans made by each applicable Alternate Currency Lender ratably in proportion to such Alternate Currency Lender’s respective Alternate Currency Share. Subject to the terms of this Agreement and the applicable Alternate Currency Addendum, the Borrowers may borrow, repay and reborrow Alternate Currency Loans at any time prior to the Facility Termination Date. On the Facility Termination Date, the outstanding principal balance of the Alternate Currency Loans shall be paid in full by the applicable Borrower and prior to the Facility Termination Date prepayments of the Alternate Currency Loans shall be made by the applicable Borrower if and to the extent required by this Agreement. Subject to the applicable Alternate Currency Addendum, each Alternate Currency Loan shall have a maturity of one, two, three or six months and bear interest at the Eurocurrency Rate for such period as if such Loan were a Eurocurrency Loan. If an Alternate Currency Addendum includes an alternate definition of “Eurocurrency Base Rate” referencing an interbank market other than the London interbank market and/or different times and/or different rate quotation screens relative to the applicable Eligible Currency, then (solely with respect to any Alternate Currency Loans made pursuant to such Alternate Currency Addendum denominated in such Eligible Currency) the term “Eurocurrency Base Rate” shall, notwithstanding the definition thereof in Section 1.1, be deemed to mean the Eurocurrency Base Rate as defined in such Alternate Currency Addendum.

(ii)The Company may, by written notice to the Administrative Agent request the establishment of additional Alternate Currency Commitments in additional Alternate Currencies, provided the Dollar Amount of the Alternate Currency Commitment requested together with the Aggregate Multicurrency Outstanding Credit Exposure does not exceed the Aggregate Multicurrency Commitments (each such request, a “Request for a New Alternate Currency Facility”). The Administrative Agent will promptly forward to the Multicurrency Lenders any Request for a New Alternate Currency Facility received from the Company, provided each Lender shall be deemed not to have agreed to such request unless its written consent thereto has been received by the Administrative Agent within ten (10) Business Days from the date of such notification by the Administrative Agent to such Lender (or such shorter period as shall be specified by the Company in the Request for a New Alternate Currency Facility). In the event that one or more Multicurrency

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Lenders consent to such Request for a New Alternate Currency Facility and agree to make Alternate Currency Loans in such Alternate Currency in an amount not less than that requested by the Company, upon execution of the applicable Alternate Currency Addendum and the other documents, instruments and agreements required pursuant to this Agreement and such Alternate Currency Addendum, the Alternate Currency Loans with respect thereto may be made.

(iii)Except as otherwise required by applicable Law, in no event shall the Administrative Agent or Alternate Currency Lenders have the right to accelerate the Alternate Currency Loans outstanding under any Alternate Currency Addendum or to terminate their Alternate Currency Commitments (if any) thereunder to make Alternate Currency Loans prior to the stated termination date in respect thereof, except that such Administrative Agent and Alternate Currency Lenders shall, in each case, have such rights upon an acceleration of the Loans and a termination of the Commitments pursuant to Section 8.1.

(iv)Immediately and automatically upon the occurrence of a Default under Sections 7.2, 7.6 or 7.7, each Lender shall be deemed to have unconditionally and irrevocably purchased from each Alternate Currency Lender, without recourse or warranty, an undivided interest in and participation in each Alternate Currency Loan ratably in accordance with such Lender’s Commitment Percentage, and immediately and automatically all Alternate Currency Loans shall be converted to and redenominated in Dollars equal to the Dollar Amount of each such Alternate Currency Loan determined as of the date of such conversion. Each of the Lenders shall pay to the applicable Alternate Currency Lender not later than two (2) Business Days following a request for payment from such Lender, in Dollars, an amount equal to the undivided interest in and participation in the Alternate Currency Loan purchased by such Lender pursuant to this Section 2.1(c)(iv).

2.2    Optional Increase of the Commitments.

So long as no Default or Unmatured Default shall have occurred and be continuing and the other conditions set forth in Section 4.2 have been satisfied, at any time after the Restatement Date, the Company shall have the right, in consultation with the Administrative Agent, from time to time and upon not less than fifteen (15) days (or such lesser number of days to which the Administrative Agent may agree in its sole discretion) prior written notice to the Administrative Agent, to increase the Aggregate Commitment; provided that:
(a)Each increase in the Aggregate Commitment shall be in an aggregate principal amount of at least $50,000,000 or a whole multiple of $10,000,000 in excess thereof up to a maximum total increase in the Aggregate Commitment of $1,000,000,000. Increases in the Aggregate Commitment pursuant to this Section 2.2 shall not increase or otherwise affect the Aggregate Multicurrency Commitment, the Swingline Sublimit or the Facility LC sublimit set forth in Section 2.21.1, except as agreed by the Borrowers and the Multicurrency Lenders, Swingline Lender or the LC Issuers, as applicable.

(b)Loans issued in respect of any increase in the Aggregate Commitment pursuant to this Section 2.2 will rank pari passu in right of payment and security with the other Loans issued hereunder and shall constitute and be part of the Obligations arising under this Agreement.

(c)The Company may offer the increase in the Aggregate Commitment (which may be declined by any Lender in its sole and absolute discretion) on either a ratable basis to the Lenders or on a non-ratable basis to one or more Lenders and/or to other banks, financial institutions or investment funds that are reasonably acceptable to both the Administrative Agent and the Company. The failure by any existing

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Lender to respond to a request for such increase shall be deemed to be a refusal of such request by such existing Lender. Any increase in the Aggregate Commitment pursuant to this Section shall be allocated ratably between the Dollar Commitments and the Multicurrency Commitments unless otherwise agreed between the Company and the Administrative Agent.

(d)Any increase in the Aggregate Commitment which is accomplished by increasing the Commitment of any Lender or Lenders who are at the time of such increase party to this Agreement (which Lender or Lenders shall consent to such increase in their sole and absolute discretion) shall be accomplished as follows: (i) this Agreement will be amended by the Borrowers, the Administrative Agent and each Lender whose Commitment is being increased (but notwithstanding Section 8.2, without any requirement that the consent of any other Lender be obtained) to reflect the revised Commitment and Commitment Percentage of each of the Lenders, (ii) the outstanding Credit Extensions will be reallocated on the effective date of such increase among the Lenders in accordance with their revised Commitment Percentages (and the Lenders agree to make all payments and adjustments necessary to effect the reallocation and the Borrowers shall indemnify each Lender for any loss or costs required pursuant to Section 3.4 in connection with such reallocation as if such reallocation were a repayment) and (iii) if requested by such Lender or Lenders, the Borrowers will deliver new Note(s) to the Lender or Lenders whose Commitment(s) is or are being increased reflecting the revised Commitment of such Lender(s).

(e)Any increase in the Aggregate Commitment which is accomplished by addition of a new Lender or Lenders under the Agreement shall be accomplished as follows: (i) each new Lender shall be an Eligible Assignee and shall be subject to the consent of the Administrative Agent, the Swingline Lender, the LC Issuer and the Company, on behalf of itself and the Subsidiary Borrowers, which consents shall not be unreasonably withheld, (ii) this Agreement will be amended by the Borrowers, the Administrative Agent and each new Lender (but notwithstanding Section 8.2, without any requirement that the consent of any other Lender be obtained) to reflect the addition of each new Lender as a Lender hereunder and to reflect the revised Commitment and Commitment Percentages of each of the Lenders (including each new Lender), (iii) the outstanding Credit Extensions and Commitment Percentages will be reallocated on the effective date of such increase among the Lenders (including each new Lender) in accordance with their revised Commitment Percentages (and the Lenders (including each new Lender) agree to make all payments and adjustments necessary to effect the reallocation and the Borrowers shall indemnify each Lender for any loss or costs required pursuant to Section 3.4 in connection with such reallocation as if such reallocation were a repayment) and (iv) at the request of any new Lender, the Borrowers will deliver a Note to such new Lender.

(f)Prior to any increase to the Aggregate Commitment under this Section 2.2, the Borrowers and the Guarantors shall provide corporate resolutions (or the equivalent for non-corporate entities) authorizing and approving such increase and otherwise in form and substance satisfactory to the Administrative Agent.

2.3    Determination of Dollar Amounts; Termination.

(a)The Administrative Agent will determine the Dollar Amount of:

(i)each Advance as of the Borrowing Date or, if applicable, date of conversion/continuation of such Advance;

(ii)all outstanding Advances, LC Obligations and Alternate Currency Loans on and as of the last day of each Interest Period (but not less frequently than quarterly), on receipt of any notice from the Company as to the reduction of the Aggregate Commitment, on any other Business Day

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elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders, and on the last Business Day of each month and on such other dates as the Administrative Agent may determine.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (i) and (ii) is herein described as a “Computation Date” with respect to each Advance for which a Dollar Amount is determined on or as of such day.
(b)Any outstanding Advances together with any other unpaid Obligations then due and payable shall be paid in full by the Borrowers on the Facility Termination Date.

2.4    Ratable Loans.

Each Multicurrency Advance (which excludes Alternate Currency Loans) hereunder shall consist of Multicurrency Loans made from the several Multicurrency Lenders ratably in proportion to such Multicurrency Lenders’ respective Available Multicurrency Commitment divided by the aggregate Available Multicurrency Commitments of all Multicurrency Lenders at such time, and each Dollar Advance hereunder shall consist of Dollar Loans made from the Lenders ratably according to their Dollar Commitment Percentage.
2.5    Types of Advances.

The Advances may be Floating Rate Advances or Eurocurrency Advances, on the one hand, and Dollar Advances or Multicurrency Advances on the other hand, or a combination thereof, selected by the relevant Borrowers in accordance with Sections 2.9 and 2.10; provided, however, that a Floating Rate Advance must also be a Dollar Advance or a Multicurrency Advance denominated in Dollars, and provided that all Multicurrency Advances (other than Multicurrency Advances in Dollars) and all Alternate Currency Loans shall be Eurocurrency Advances.
2.6    Facility Fee; Other Fees; Reductions in Aggregate Commitment.
The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee (the “Facility Fee”) in Dollars, determined in accordance with the Pricing Schedule, calculated on the actual daily amount of the Aggregate Commitment multiplied by the applicable percentage set forth in the Pricing Schedule, whether used or unused, payable quarterly in arrears for the ratable benefit of the Lenders on the last Business Day of each calendar quarter. The Facility Fee shall accrue from the date of this Agreement until the Facility Termination Date; provided that, if a Lender continues to have any Aggregate Outstanding Credit Exposure after its Commitments terminate, then such Facility Fee shall continue to accrue on the daily amount of such Lender’s Aggregate Outstanding Credit Exposure from and including the date on which its Commitments terminate to but excluding the date on which such Lender ceases to have any Aggregate Outstanding Credit Exposure. The Company shall pay to the Lead Arrangers and the Administrative Agent fees in the amounts and at the times specified in the Fee Letters. The Company shall pay to the Lenders, in Dollars, such fees as shall be separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever. The Aggregate Commitment may permanently and ratably be reduced by the Company in multiples of $10,000,000 upon three (3) Business Days’ prior written notice. Any such reduction shall be allocated ratably between the Dollar Commitment and the Multicurrency Commitment.

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2.7    Minimum Amount of Each Advance.

Each Eurocurrency Advance shall be in the minimum Equivalent Amount of $5,000,000 (and in multiples of Equivalent Amounts of $1,000,000 in excess thereof, or in the case of a Multicurrency Advance, such other lesser multiple as the Administrative Agent deems appropriate), and each Floating Rate Advance (other than an Advance to repay Swingline Loans) shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof); provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment. Each Swingline Loan denominated in Dollars shall be in the minimum amount of $5,000,000 (and in multiples of $500,000 if in excess thereof) or in the case of Swingline Loans denominated in any currency other than Dollars (which shall be at the sole discretion of the Swingline Lender), such other minimum amounts and multiples as the Swingline Lender shall determine; provided, however, that any Swingline Loan may be in the amount of the unused Swingline Sublimit. Alternate Currency Loans shall be in such minimum amounts as are set forth in the applicable Alternate Currency Addendum.
2.8    Prepayments.

(a)The Borrowers may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $5,000,000, any portion of the outstanding Floating Rate Advances upon one (1) Business Day’s prior notice to the Administrative Agent, who shall give prompt notice thereof to the Lenders.

(b)The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate Equivalent Amount of $5,000,000, any portion of the outstanding Eurocurrency Advances upon three (3) Business Days’ prior notice to the Administrative Agent, who shall give prompt notice thereof to the Lenders.

(c)If at any time, for any reason, the Aggregate Outstanding Credit Exposure of all Lenders shall exceed the Aggregate Commitment then in effect, the Borrowers shall, without notice or demand, immediately prepay the Dollar Loans and/or Multicurrency Loans such that the sum of the aggregate principal amount of Dollar Loans so prepaid, and the Dollar Amount of the aggregate principal amount of Multicurrency Loans so prepaid, at least equals the amount of such excess.

(d)If, at any time for any reason, either (i) the Aggregate Multicurrency Outstanding Credit Exposure of all Multicurrency Lenders exceeds the Aggregate Multicurrency Commitments of the Multicurrency Lenders or (ii) the Aggregate Dollar Outstanding Credit Exposure of all Lenders exceeds the aggregate Dollar Commitments of all Lenders, the Borrowers shall, without notice or demand, immediately prepay the Multicurrency Loans in a Dollar Amount at least equal to the excess referred to in (i) (such repayment to be in the applicable currency) and the Dollar Loans in an amount at least equal to the excess referred to in (ii) (such repayment to be in Dollars).

(e)Each prepayment pursuant to this Section 2.8 shall be accompanied by accrued and unpaid interest on the amount prepaid to the date of prepayment and any amounts payable under Section 3.4 in connection with such payment.

(f)Notwithstanding the foregoing, mandatory prepayments of Multicurrency Loans that would otherwise be required pursuant to this Section 2.8 solely as a result of fluctuations in exchange rates

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from time to time shall only be required to be made pursuant to this Section 2.8 on a Computation Date on the basis of the exchange rates in effect on such Computation Date.

2.9    Method of Selecting Types and Interest Periods for New Advances.

The Company or the relevant Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto from time to time. The Company or the relevant Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. local time (i) on the Borrowing Date of each Floating Rate Advance (other than Swingline Loans), (ii) three (3) Business Days before the Borrowing Date for each Eurocurrency Advance in Dollars, (iii) three (3) Business Days before the Borrowing Date for each Multicurrency Advance in an Agreed Currency of a country that is a member of OECD located in North America or Europe, and (iv) four (4) Business Days before the Borrowing Date for each Multicurrency Advance in any other Agreed Currency requiring such additional notice as determined by the Administrative Agent consistent with market practice, specifying:
(a)the Borrower;

(b)the Borrowing Date, which shall be a Business Day, of such Advance;

(c)the aggregate amount of such Advance;

(d)the Type of Advance selected;

(e)in the case of each Eurocurrency Advance, the Interest Period, and Agreed Currency applicable thereto; and

(f)details relating to funds transfer for such Advance.

The Company or the relevant Borrower shall give the Swingline Lender (with a copy to the Administrative Agent) notice of its request (x) not later than 11:00 a.m. on the same Business Day such Swingline Loan is requested to be made for each Swingline Loan in Dollars, (y) not later than 10:00 a.m. local time on the same Business Day such Swingline Loan is requested to be made for each Swingline Loan in any Agreed Currency other than Dollars or Australian Dollars and (z) not later than 10:00 a.m. local time one (1) Business Day prior to the Borrowing Date of any Swingline Loan to be made in Australian Dollars (or two (2) Business Days prior if the relevant Borrower is domiciled in Australia). Not later than 1:00 p.m. local time on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at the Administrative Agent’s Office. The Administrative Agent will make the funds so received from the Lenders available to the applicable Borrower at the Administrative Agent’s aforesaid address.
2.10    Conversion and Continuation of Outstanding Advances.

Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time:

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(a)each such Eurocurrency Advance denominated in Dollars shall be automatically converted into a Floating Rate Advance unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.8 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance either continue as a Eurocurrency Advance for the same or another Interest Period or be converted into a Floating Rate Advance; and

(b)each such Multicurrency Advance shall automatically continue as a Multicurrency Advance in the same Agreed Currency with an Interest Period of one month unless (x) such Multicurrency Advance is or was repaid in accordance with Section 2.8 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Multicurrency Advance continue as a Multicurrency Advance for the same or another Interest Period.

Subject to the terms of Section 2.7, the applicable Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances denominated in the same or any other Agreed Currency (other than an Alternate Currency); provided that any conversion of any Eurocurrency Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The applicable Borrower shall give the Administrative Agent irrevocable notice (each a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurocurrency Advance not later than 11:00 a.m. (i) at least one Business Day, in the case of a conversion into a Floating Rate Advance, (ii) at least three (3) Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in Dollars, (iii) at least three (3) Business Days, in the case of a Multicurrency Advance in an Agreed Currency of a country that is a member of OECD located in North America or Europe, (iv) at least four (4) Business Days, in the case of a conversion into or continuation of a Multicurrency Advance in Yen and other Agreed Currency requiring such additional notice as determined by the Administrative Agent consistent with market practice, prior to the date of the requested conversion or continuation, specifying:

(A)	the requested date, which shall be a Business Day, of such conversion or continuation; and

(B)
the Agreed Currency, amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto.

2.11    Method of Borrowing.

On each Borrowing Date, each Lender shall make available its Loan or Loans, if any, (i) if such Loan is a Dollar Loan or a Multicurrency Loan denominated in Dollars, not later than 1:00 p.m., in Same Day Funds immediately available to the Administrative Agent, at the Administrative Agent’s Office and (ii) if such Loan is a Multicurrency Loan denominated in Agreed Currency other than Dollars or subject to any applicable Alternate Currency Addendum, not later than the Applicable Time specified by the Administrative Agent, at the Administrative Agent’s Office for such currency. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the relevant Borrower at the Administrative Agent’s aforesaid address. Notwithstanding the foregoing provisions of this Section 2.11, to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan in the same currency, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.

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2.12    Changes in Interest Rate, Etc.

Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.10 to (but not including) the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurocurrency Rate determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the applicable Borrower’s selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.
2.13    Rates Applicable After Default.

Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of any Default or Unmatured Default, the Required Lenders may, at their option and by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurocurrency Advance. During the continuance of a Default, the Required Lenders may, at their option and by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum; and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, and (iii) the LC Fee shall be increased by 2% per annum; provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.
2.14    Method of Payment.

(a)Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made or converted into. All payments of the Obligations hereunder shall be made, without condition or deduction for any counterclaim, defense, recoupment or setoff, in immediately available funds by wire transfer to the Administrative Agent at (except as set forth in the next sentence) the Administrative Agent’s Office specified in writing by the Administrative Agent to the applicable Borrower, by noon (local time) on the date when due and (except for payments on Swingline Loans and Alternate Currency Loans and except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders or except as otherwise specifically required hereunder) shall be applied ratably by the Administrative Agent among the Lenders. All payments to be made by the Borrowers hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Administrative Agent, at the Administrative Agent’s Office for such currency not later than the Applicable Time specified by the Administrative Agent, and, except for payments of Alternate Currency Loans, shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at, (i) with respect to Floating Rate Loans

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and Eurocurrency Loans denominated in Dollars, its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender and (ii) with respect to Eurocurrency Loans denominated in an Agreed Currency other than Dollars, in the funds received from the applicable Borrower, its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender for such currency.

(b)Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or the relevant Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrowers hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

2.15    Noteless Agreement; Evidence of Indebtedness.

(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Agreed Currency and Type thereof and, if applicable, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(c)The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(d)Any Lender may request that its Loans be evidenced by a promissory note (a “Note”). In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.1) be represented by one or more Notes (but not more than one Note for each Agreed Currency) payable to the payee named therein or any assignee pursuant to Section 12.1, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

2.16    Telephonic Notices.

The Borrowers hereby authorize the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Agreed Currencies and Types of Advances and to transfer funds based on telephonic notices given to the Administrative Agent by any person or persons listed on Schedule 2.16, as such Schedule may be revised by the Company from time to time in accordance with Section 13.1, it being

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understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically; provided, however, that such telephonic notices shall not be permitted to be given or be effective with respect to any of the foregoing actions or elections to the extent relating to an existing or proposed Eurocurrency Advance. The Borrowers agree to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each permitted telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent regarding the telephonic notice shall govern absent manifest error.
2.17    Interest Payment Dates; Interest and Fee Basis.

Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and on the Facility Termination Date. Interest on Floating Rate Loans shall be calculated for actual days elapsed on the basis of a 365 or 366-day year, as appropriate. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurocurrency Advance shall be payable in arrears on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and on the Facility Termination Date, and with respect to any Alternate Currency Loan, the date specified as the date on which interest is payable in the applicable Alternate Currency Addendum. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Facility Fees, utilization fees and interest on Eurocurrency Advances and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year, except for interest on Loans denominated in British Pounds Sterling which shall be calculated for actual days elapsed on the basis of a 365-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
2.18    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.

Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Administrative Agent shall notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender, the Company and the relevant Borrower of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender and the Company prompt notice of each change in the Base Rate.
2.19    Lending Installations.

Each Lender will book its Loans and its participation in LC Obligations and the LC Issuer may book the Facility LCs at the Lending Installation set forth in its administrative questionnaire or from time to time selected by such Lender or the LC Issuer in accordance with this Section 2.19. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participation in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for

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the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by not less than one (1) Business Day’s prior written notice to the Administrative Agent and the Borrowers in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.
2.20    Non-Receipt of Funds by the Administrative Agent.

(a)Unless the relevant Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent (or in the case of any Base Rate Advance by 12:00 p.m. on the Business Day of a Loan) of (i) in the case of a Lender, the proceeds of a Loan or any payment by such Lender pursuant to Sections 2.1(a)(iv), 2.1(b)(iii) or 2.1(c)(iv), or (ii) in the case of such Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, (y) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan. With respect to Multicurrency Advances, a payment shall be deemed to have been made by the Administrative Agent on the date on which it is required to be made under this Agreement if the Administrative Agent has, on or before that date, taken all relevant steps to make that payment. With respect to the payment of any amount denominated in Euro, the Administrative Agent shall not be liable to any Borrower or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds in Euros to the account with the bank in the principal financial center in the Participating Member State which the relevant Borrower or, as the case may be, any Lender shall have specified for such purpose. In this Section 2.20, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments of Euros. The failure of any Lender to make the Loan to be made by it as part of any Advance shall not relieve any other Lender of its obligation hereunder to make its Loan on the date of such Advance and any repayment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that failed to make such payment to the Administrative Agent.

(b)The obligations of the Lenders hereunder to make Loans, to fund participations in Facility LCs and Swingline Loans and to make payments pursuant to Section 9.6(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.6(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.6(c).

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2.21    Facility LCs.

2.21.1    Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue commercial and standby letters of credit in Dollars (each, a “Facility LC”) and to extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of a Borrower; provided that (A) immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $75,000,000, (ii) the Aggregate Dollar Outstanding Credit Exposure shall not exceed the Aggregate Dollar Commitment, (iii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment and (iv) the aggregate amount of the outstanding LC Obligations associated with the Facility LCs issued by a LC Issuer shall not exceed such LC Issuer’s Facility LC Fronting Sublimit without the consent of such LC Issuer and (B) the LC Issuer has not received written notice from any Lender, the Administrative Agent or the Company, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Facility LC, that one or more applicable conditions contained in Section 4.2 has not been satisfied. The Borrowers may, at any time and from time to time, reduce or increase the Facility LC Fronting Sublimit of any LC Issuer with the consent of the applicable LC Issuer; provided that the Borrowers shall not reduce or increase the Facility LC Fronting Sublimit of any LC Issuer if, after giving effect to such reduction or increase, the conditions set forth in clauses (A)(i) through (A)(iv) above shall not be satisfied. No Facility LC shall have an expiry date later than the earlier of (x) the seventh Business Day prior to the Facility Termination Date and (y) one year after its issuance; provided that no Facility LC may expire after the Facility Termination Date of any Lender who did not agree to extend the Facility Termination Date in accordance with Section 2.28 if, after giving effect to such issuance, the aggregate Commitments of the extending Lenders (including any replacement Lenders) for the period following such Facility Termination Date would be less than the available amount of the Facility LCs expiring after such Facility Termination Date. The Existing Facility LCs shall be deemed to be Facility LCs issued and outstanding under this Agreement. The LC Issuer shall not be under any obligation to issue any Facility LC if:

(a)Any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the LC Issuer from issuing such Facility LC or any Law applicable to the LC Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the LC Issuer shall prohibit, or request that the LC Issuer refrain from, the issuance of letters of credit generally or such Facility LC in particular or shall impose upon such LC Issuer with respect to such Facility LC any restriction, reserve or capital requirement (for which the LC Issuer is not otherwise compensated hereunder) not in effect on the Restatement Date, or shall impose the LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Date and which the LC Issuer in good faith deems material to it; or

(b)The issuance of the Facility LC would violate any Laws or one or more policies of the LC Issuer applicable to letters of credit issued to borrowers generally.

Notwithstanding anything herein to the contrary, the LC Issuer shall have no obligation hereunder to issue, and shall not issue, any Facility LC the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country, except, in each case, to the extent such use is licensed by OFAC and otherwise authorized under applicable law or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.
2.21.2    Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.21, the LC Issuer shall be deemed, without further action by any party

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hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

2.21.3    Notice. Subject to Section 2.21.1, a Borrower shall give the LC Issuer notice prior to 11:00 a.m. at least three (3) Business Days (or such lesser number of days acceptable to the LC Issuer with respect to any proposed Facility LC) prior to the proposed date of issuance or Modification of each Facility LC (with a copy to the Administrative Agent), specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender, of the contents thereof (including whether it is a standby or commercial letter of credit) and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that such Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.21.4    LC Fees. The Company or the relevant Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, (i) with respect to each standby Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin in effect from time to time on the daily undrawn stated amount under such standby Facility LC, such fee to be payable in arrears on the next Business Day (or, if Bank of America is the LC Issuer, ten (10) Business Days) following each Payment Date and (ii) with respect to each commercial Facility LC, a one-time letter of credit fee in an amount agreed upon between the LC Issuer and such Borrower at the time of issuance calculated on the initial stated amount (or, with respect to any Modification of any such commercial Facility LC which increases the stated amount thereof, such increase in the stated amount) thereof, such fee to be payable on the date of such issuance or increase (such fee described in this sentence, an “LC Fee”). Such Borrower shall also pay to the LC Issuer for its own account (x) a fronting fee in the amount of 0.125% per annum calculated on the stated amount of each Facility LC payable in arrears on the next Business Day following each Payment Date, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

2.21.5    Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrowers and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrowers and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in compliance with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment

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made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.21.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

2.21.6    Reimbursement by Borrowers. The Borrowers shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC issued for any Borrower’s account, without presentment, demand, protest or other formalities of any kind; provided that neither any Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by such Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by a Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from a Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.21.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.9 and the satisfaction of the applicable conditions precedent set forth in Article IV), a Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.21.7    Obligations Absolute. Each Borrower’s obligations under this Section 2.21 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which a Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. Each Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrowers, any of their Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrowers or of any of their Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. Each Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrowers and shall not put the LC Issuer or any Lender under any liability to the Borrowers. Nothing in this Section 2.21.7 is intended to limit the right of a Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.21.6.

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2.21.8    Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders or all Lenders, as the case may be in accordance with Section 8.2, as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or refusing to take any such action. Notwithstanding any other provision of this Section 2.21, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders or, if required pursuant to Section 8.2, all Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.21.9    Indemnification. Each Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrowers may have against any Defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of Law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrowers shall not be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request complying with the terms and conditions of such Facility LC. Nothing in this Section 2.21.9 is intended to limit the obligations of the Borrowers under any other provision of this Agreement.

2.21.10 Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.21 or any action taken or omitted by such indemnitees hereunder.

2.21.11     Facility LC Collateral Account. Each Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC,

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maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”) at the Administrative Agent’s Office at the address specified pursuant to Article XIII, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. Each Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of such Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in accordance with the Company’s instructions in certificates of deposit of JPMorgan having a maturity not exceeding 30 days. Nothing in this Section 2.21.11 shall either obligate the Administrative Agent to require the Borrowers to deposit any funds in the Facility LC Collateral Account, obligate the Borrowers to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.

2.21.12 Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

2.21.13 Replacement of the LC Issuer.

(a)The LC Issuer may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced LC Issuer and the successor LC Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the LC Issuer. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced LC Issuer pursuant to Section 2.21.4. From and after the effective date of any such replacement, (i) the successor LC Issuer shall have all of the rights and obligations of the replaced LC Issuer under this Agreement with respect to Facility LCs to be issued thereafter and (ii) references herein to the term “LC Issuer” shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuers, as the context shall require. After the replacement of the LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a LC Issuer under this Agreement with respect to Facility LCs issued by it prior to such replacement, but shall not be required to issue additional Facility LCs.

(b)Subject to the appointment and acceptance of a successor LC Issuer, a LC Issuer may resign as a LC Issuer at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrowers and the Lenders, in which case, such LC Issuer shall be replaced in accordance with Section 2.21.13(a) above.

2.22    Market Disruption.

Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Advance in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent or the Required Lenders make it impracticable for the Eurocurrency Loans comprising such Advance to be denominated in the Agreed Currency specified by the relevant Borrower, then the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Lenders, and such Loans shall not be denominated in such Agreed Currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount

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equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, as Floating Rate Loans, unless the relevant Borrower notifies the Administrative Agent at least two (2) Business Days before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be.
2.23    Judgment Currency.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “Specified Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with such other currency at the Administrative Agent’s Office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the Specified Currency with such other currency. If the amount of the Specified Currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the Specified Currency, the Borrowers agree, to the fullest extent that they may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the Specified Currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the Specified Currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the relevant Borrower.
2.24    Payment Provisions Relating to the Euro.

(a)Any amount payable by the Administrative Agent to the Lenders under this Agreement in the currency of a Participating Member State shall be paid in the Euro.

(b)If, in relation to the currency of any Subsequent Participant, the basis of accrual of interest or fees expressed in this Agreement with respect to such currency shall be inconsistent with any convention or practice in the London Interbank Market or, as the case may be, the Paris Interbank Market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such Subsequent Participant becomes a Participating Member State; provided, that if any Loan in the currency of such Subsequent Participant is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.

(c)Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU legislation and (i) without prejudice to the respective liabilities for indebtedness of the Borrowers to the Lenders and the Lenders to the Borrowers under or pursuant to this Agreement and (ii) without increasing

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the Multicurrency Commitment of any Lender each reference in this Agreement to a minimum amount (or an integral multiple thereof) in a national currency denomination of a Subsequent Participant to be paid to or by the Administrative Agent shall, immediately upon such Subsequent Participant becoming a Participating Member State, be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in Euros as the Administrative Agent may from time to time specify.

2.25    Redenomination and Alternative Currencies.

Each obligation under this Agreement of a party to this Agreement which has been denominated in the national currency unit of a Subsequent Participant state shall be redenominated into the Euro in accordance with EMU legislation immediately upon such Subsequent Participant becoming a Participating Member State (but otherwise in accordance with EMU Legislation).
2.26    Replacement of Lender.

If any Lender requests compensation under Section 3.1 or Section 3.2, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, or if any Lender becomes Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.01), all its interests, rights (other than its existing rights to payments pursuant to Sections 3.1, 3.2 or 3.5) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Swingline Lender and the LC Issuer), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in a payment made by the LC Issuer pursuant to a Facility LC and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
2.27    Application of Certain Payments.

If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.1(b)(ii) or (iii), 2.1(c)(iv), 2.20(a), 2.21.5 or 9.6(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the LC Issuer to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

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2.28    Extension of Facility Termination Date.

(a)Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 35 days prior to each anniversary of the Restatement Date (each an “Extension Date”), request, not more than twice prior to the fifth anniversary of the Restatement Date, that each Lender extend such Lender’s Facility Termination Date for an additional one year from the Facility Termination Date then in effect hereunder (the “Existing Termination Date”); provided that in no event shall the Facility Termination Date for any Lender be extended beyond June 27, 2026.

(b)Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is ten (10) Business Days after receipt of notice from the Administrative Agent of the Borrower’s request for an extension (the “Notice Date”) advise the Administrative Agent whether or not such Lender agrees to such extension (each such Lender that determines to so extend its Facility Termination Date, being an “Extending Lender” and each Lender that determines not to so extend its Facility Termination Date, being a “Non-Extending Lender”). In the event that a Lender that does not so advise the Administrative Agent on or before the Notice Date such Lender shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section no later than the date 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d)Additional Commitment Lenders. If (and only if) the Required Lenders have agreed to extend the Facility Termination Date then in effect hereunder, the Company shall have the right at any time prior to the date 30 days prior to the existing maturity date applicable to any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Lenders” under this Agreement, one or more Eligible Assignees (each, an “Additional Commitment Lender”) in accordance with the provisions contained in Section 2.26, each of which Additional Commitment Lenders shall have entered into an Assignment Agreement pursuant to which such Additional Commitment Lender shall, effective as of the date of the Assignment Agreement, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

(e)Minimum Extension Requirement. If (and only if) the Required Lenders have agreed so to extend the Facility Termination Date then in effect hereunder as described in this Section 2.28, then, effective as of such Extension Date, the Facility Termination Date of each Extending Lender and each Additional Commitment Lender shall be extended to the date falling one year after the Existing Termination Date (except that, if such date is not a Business Day, such date shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement; provided, however, that there shall be no change in the Facility Termination Date of any Non-Extending Lender that has not been replaced by an Additional Commitment Lender (each a “Non-Replaced Lender”).

(f)Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Facility Termination Date pursuant to this Section shall not be effective with respect to any Lender unless:

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(i)no Default or Unmatured Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(ii)the representations and warranties contained in Article V or any other Loan Document are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date;

(iii)since the date of the financial statements most recently available under Section 6.1(a) or the date of the most recent 8-K report filed by the Company with the Securities and Exchange Commission, no event, circumstance or development shall have occurred that constitutes, has had or could reasonably be expected to constitute or to have a Material Adverse Effect; and

(iv)on the Facility Termination Date of each Non-Replaced Lender, the Borrowers shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.4) to the extent necessary to repay, nonratably, the Loans of such Non-Replaced Lenders and the Commitment of such Non-Replaced Lenders shall be terminated. The Commitment Percentages of the remaining Lenders shall be revised as of such date.

(g)Conflicting Provisions. This Section shall supersede any provisions in Section 8.2 or 11.2 to the contrary.

2.29    Defaulting Dollar Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Dollar Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Dollar Lender:
(a)fees shall cease to accrue on the Commitment of such Defaulting Dollar Lender pursuant to Section 2.6;

(b)the voting rights of such Defaulting Dollar Lender shall be modified as set forth in the definition of Required Lenders;

(c)if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Dollar Lender then:

(i)all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Dollar Lenders in accordance with their respective Dollar Commitment Percentages or Multicurrency Commitment Percentages, as applicable, but only to the extent the sum of all non-Defaulting Dollar Lenders’ Aggregate Dollar Outstanding Credit Exposure or Aggregate Multicurrency Outstanding Credit Exposure, as applicable, does not exceed the total of all non-Defaulting Dollar Lenders’ Dollar Commitments;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the LC Issuer only the Borrowers’ obligations corresponding to such Defaulting Dollar Lender’s LC Exposure

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(after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.21.11 for so long as such LC Exposure is outstanding;

(iii)if the Borrowers cash collateralize any portion of such Defaulting Dollar Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Dollar Lender pursuant to Section 2.21.4 with respect to such Defaulting Dollar Lender’s LC Exposure during the period such Defaulting Dollar Lender’s LC Exposure is cash collateralized;

(iv)if the LC Exposure of the non-Defaulting Dollar Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.21.4 shall be adjusted in accordance with such non-Defaulting Dollar Lenders’ Dollar Commitment Percentages; or

(v)if all or any portion of such Defaulting Dollar Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the LC Issuer or any other Lender hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Dollar Lender (solely with respect to the portion of such Defaulting Dollar Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.21.4 with respect to such Defaulting Dollar Lender’s LC Exposure shall be payable to the LC Issuer until such LC Exposure is cash collateralized and/or reallocated; and

(d)so long as such Lender is a Defaulting Dollar Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the LC Issuer shall not be required to issue, amend or increase any Facility LC, unless it is satisfied that the related exposure and the Defaulting Dollar Lender’s then outstanding LC Exposure will be 100% covered by the Dollar Commitments of the non-Defaulting Dollar Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.21.11, and participating interests in any such newly issued or increased Facility LC or newly made Swingline Loan shall be allocated among non-Defaulting Dollar Lenders in a manner consistent with Section 2.29(c)(i) (and such Defaulting Dollar Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the LC Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the LC Issuer shall not be required to issue, amend or increase any Facility LC, unless the Swingline Lender or the LC Issuer, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the LC Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrowers, the Swingline Lender and the LC Issuer each agrees that a Defaulting Dollar Lender has adequately remedied all matters that caused such Lender to be a Defaulting Dollar Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Dollar Commitment and on such date such Lender shall purchase at par such of the Dollar Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Dollar Loans in accordance with its Dollar Commitment Percentage.

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ARTICLE III.

YIELD PROTECTION; TAXES

3.1    Yield Protection.

(a)If, on or after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), the adoption or taking effect of any Law or any governmental or quasi-governmental policy or directive (whether or not having the force of Law), or any change in the interpretation or administration thereof by any Governmental Authority or quasi-Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency (any such event, a “Change in Law”; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder, issued in connection therewith or in implementation thereof (“Dodd-Frank”) shall be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented and (y) all requests, rules, guidelines or directives promulgated by the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented):

(i)    subjects any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, Loan principal, Facility LCs, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or
(ii)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or
(iii)    imposes any other condition (other than Taxes) the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of maintaining its Commitment or making, funding or maintaining its Eurocurrency Loans (including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than Euro into a Loan denominated in Euro), or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurocurrency Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to its Commitment or the amount of Eurocurrency Loans, Facility LCs or participations therein held or interest or LC fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be, and (A) the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or other Recipient, as the case may be, of making, converting into, continuing or maintaining its Loans or Commitment or of issuing, maintaining or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or other Recipient, as the case may be, in

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connection with such Loan, or Commitment, Facility LCs or participations therein, and (B) such Lender or the applicable Lending Installation or other Recipient, as the case may be, is generally demanding similar compensation from its other similar borrowers in similar circumstances, then, within 30 days of demand by such Lender or other Recipient, as the case may be, the relevant Borrower shall pay such Lender or other Recipient, as the case may be, such reasonable additional amount or amounts as will compensate such Lender or other Recipient for such increased cost or reduction in amount received, provided that the relevant Borrower shall not be required to pay such Lender or other Recipient pursuant to this Section 3.1(a) for such increased cost or reduction in amount received to the extent incurred more than 180 days prior to the date that such Lender or other Recipient, as the case may be, notifies such relevant Borrower of the Change in Law giving rise to such increased cost or reduction in amount received, provided further that, if the Change in Law giving rise to such increased costs or reduction in amount received is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)Non-U.S. Reserve Costs or Fees With Respect to Loans to Non-U.S. Borrowers. If any Law or any governmental or quasi-governmental policy or directive of any jurisdiction outside of the United States of America or any subdivision thereof (whether or not having the force of Law) imposes or deems applicable any reserve requirement against or fee with respect to assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer, and the result of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer of making or maintaining its Eurocurrency Loans or of issuing or participating in Facility LCs to any Borrower that is not incorporated under the Laws of the United States of America or a state thereof (each a “Non-U.S. Borrower”) or its Commitment to any Non-U.S. Borrower or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer in connection with such Eurocurrency Loans, Facility LCs or participations therein to any Non-U.S. Borrower or its Commitment to any Non-U.S. Borrower, then, within 30 days of demand by such Lender or the LC Issuer, such Non-U.S. Borrower shall pay such Lender or the LC Issuer such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received; provided that such Non-U.S. Borrower shall not be required to compensate any Lender or the LC Issuer for such non-U.S. reserve costs or fees to the extent that an amount equal to such reserve costs or fees is received by such Lender or LC Issuer as a result of the calculation of the interest rate applicable to Eurocurrency Advances pursuant to clause (b) of the definition of Eurocurrency Rate.

3.2    Changes in Capital Adequacy Regulations.

If any Lender or the LC Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the LC Issuer’s capital or on the capital of such Lender’s or the LC Issuer’s holding company, if any, as a consequence of this Agreement or the Advances made by, or participations in Facility LCs held by, such Lender, or the Facility LCs issued by the LC Issuer, to a level below that which such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the LC Issuer’s policies and the policies of such Lender’s or the LC Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company for any such reduction suffered.
3.3    Availability of Types of Advances.

3.3.1    If any Lender determines that maintenance of its Eurocurrency Advances at a suitable Lending Installation would violate any applicable Law or directive, whether or not having the force of Law,

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or if the Required Lenders determine that (i) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are not available or (ii) the interest rate applicable to Eurocurrency Advances does not accurately reflect the cost of making or maintaining Eurocurrency Advances, then the Administrative Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Floating Rate Advances at the end of the then current Interest Period for the affected Eurocurrency Advance.

3.3.2    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 3.3.1(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause Section 3.3.1(i) have not arisen but either (w) the supervisor for the administrator of the Eurocurrency Screen Rate has made a public statement that the administrator of the Eurocurrency Screen Rate is insolvent (and there is no successor administrator that will continue publication of the Eurocurrency Rate), (x) the administrator of the Eurocurrency Screen Rate has made a public statement identifying a specific date after which the Eurocurrency Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Eurocurrency Screen Rate), (y) the supervisor for the administrator of the Eurocurrency Screen Rate has made a public statement identifying a specific date after which the Eurocurrency Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the Eurocurrency Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurocurrency Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the Eurocurrency Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (including any mathematical or other adjustments to the benchmark (if any) incorporated therein); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 8.2, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 3.3.2 (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 3.3.2, only to the extent the Eurocurrency Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Conversion/Continuation Notice that requests the conversion of any Advance to, or continuation of any Advance as, a Eurocurrency Advance shall be ineffective, and (y) if any Borrowing Notice requests a Eurocurrency Advance, such Advance shall be made as an ABR Advance.

3.4    Funding Indemnification.

If any payment of a Eurocurrency Advance occurs, whether made by a Borrower or by a Lender or other assignee in connection with an assignment pursuant to Section 2.26, on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, automatic conversion or otherwise, or a Eurocurrency Advance is not made on the date specified by a Borrower for any reason other than default by the Lenders, the Borrowers will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Advance.

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3.5    Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 3.5, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.1(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

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(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W‑8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of

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Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-3 or Exhibit G-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it

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shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, subject to the provisions of Section 10.6 and Section 12.1, respectively, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    LC Issuer. For purposes of this Section 3.5, the term “Lender” includes any LC Issuer and the term “applicable law” includes FATCA.
(j)    Status. For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans and the Swingline Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
3.6    Lender Statements; Survival of Indemnity.

To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrowers (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrowers of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

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3.7    Limitation/Delay in Requests.

Failure or delay on the part of any Lender or the LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the LC Issuer’s right to demand such compensation; provided that a Borrower shall not be required to compensate a Lender or the LC Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the LC Issuer, as the case may be, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.8    Beneficial Ownership Certification.

As of the Restatement Date, to the best knowledge of the Borrowers, the information included in the Beneficial Ownership Certification provided on or prior to the Restatement Date to any Lender in connection with this Agreement (or any amendment thereof) is true and correct in all respects.
ARTICLE IV.

CONDITIONS PRECEDENT

4.1    Initial Credit Extension.

This Agreement shall not become effective and the Lenders shall not be required to make the initial Credit Extension hereunder unless the Borrowers have satisfied the following conditions:
(a)Each Borrower has furnished to the Administrative Agent with sufficient copies for the Lenders:

(i)Copies of the articles or certificate of incorporation of such Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

(ii)Copies, certified by the Secretary or Assistant Secretary of such Borrower, of its by-laws or code of regulations and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Borrower is a party.

(iii)An incumbency certificate, executed by the Secretary or Assistant Secretary of such Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Borrower authorized to sign the Loan Documents to which such Borrower is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrower.

(iv)A certificate, signed by the Chief Financial Officer or Treasurer of such Borrower, stating that on the Restatement Date (A) no Default or Unmatured Default has occurred and is continuing nor, if applicable, would a Default or Unmatured Default result from any Credit Extension being made on such date and (B) the representations and warranties contained in Article V hereof and in each other Loan Document are true and correct in all material respects except to the extent

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any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date.

(v)Written opinions of Borrowers’ legal counsel, addressed to the Administrative Agent and the Lenders in form and substance reasonably satisfactory to the Administrative Agent.

(vi)Any Notes requested by a Lender pursuant to Section 2.15 payable to each such requesting Lender.

(vii)Written money transfer instructions, in substantially the form of Exhibit C, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(viii)The Parent Guaranty, duly executed by the Company.

(b)Evidence that all principal, interest, fees and other amounts owing under the Existing Credit Agreement shall have been (or shall substantially contemporaneously be) repaid in full (it being understood that such amounts may be repaid out of the proceeds of Advances hereunder and any “Facility LCs” issued under and as defined in the Existing Credit Agreement shall be deemed to have been issued and outstanding under this Agreement (and from and after the Restatement Date shall be subject to and governed by the terms and conditions of this Agreement, including the terms of Section 2.21.1)).

(c)A consent hereto from each Exiting Lender in form and substance satisfactory to the Administrative Agent.

(d)Payment of the fees and other amounts described in the Fee Letters and all other reasonable fees required to be paid, in each case, that are due on or before the date hereof and for which invoices have been presented to the Company.

(e)(i) The Administrative Agent shall have received, at least five days prior to the Restatement Date, all documentation and other information regarding each Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and (ii) to the extent any Foreign Subsidiary Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Restatement Date, any Lender that has requested, in writing prior to such date, a Beneficial Ownership Certification in relation to such Foreign Subsidiary Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

4.2    Each Credit Extension.

The Lenders shall not be required to make, continue or convert any Credit Extension, the LC Issuer shall not be obligated to issue or Modify any Facility LC, the Swingline Lender shall not be required to make any Swingline Loan and the Lenders shall not be required to increase Commitments pursuant to Section 2.2, unless on the applicable Credit Extension Date or date of conversion, continuation or Modification the applicable date of any increase in the Commitments, the following conditions precedent have been satisfied:
(a)There exists no Default or Unmatured Default, nor would a Default or Unmatured Default result from such Credit Extension or Modification or increase in Commitments hereunder.

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(b)The representations and warranties contained in Article V or any other Loan Document (other than Sections 5.5, 5.7 and 5.15 (other than on the Restatement Date)) are true and correct in all material respects as of such Credit Extension Date and as of any date Commitments are increased hereunder except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date; provided, further that, any representation and warranty that is qualified as to materiality, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any such qualification therein) in all respects on such respective dates.

(c)Each Borrowing Notice, each Conversion/Continuation Notice or request for the issuance or Modification of a Facility LC with respect to each such Credit Extension or request for any increase in Commitments shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Company and each of the Borrowers represents and warrants to the Lenders that:
5.1    Existence and Standing.

Each of the Company, the Subsidiary Borrowers and the Significant Subsidiaries is a corporation, partnership (in the case of Subsidiary Borrowers or Significant Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.2    Authorization and Validity.

Each Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. Each Loan Document has been duly executed and delivered by the Borrowers party thereto and the execution and delivery by each Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or other proceedings, and the Loan Documents to which such Borrower is a party constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally.
5.3    No Conflict; Government Consent; Other Consents.

Neither the execution and delivery by the Borrowers of the Loan Documents to which they are a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any Law, order, writ, judgment, injunction, decree or award binding on any Borrower or (ii) any Borrower’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, code or regulations, or operating or other management

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agreement, as the case may be, or (iii) the provisions of any indenture, instrument or material agreement to which any Borrower is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of any Borrower pursuant to the terms of any such indenture, instrument or material agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof or any other Person, which has not been obtained by a Borrower, is required to be obtained by any Borrower in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by such Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
5.4    Financial Statements.

The following consolidated financial statements heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations in all material respects of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject, in the case of such interim statements, to routine year-end audit adjustments:
(a)June 30, 2018 audited consolidated financial statements of the Company and its Subsidiaries; and

(b)March 31, 2019 unaudited interim consolidated financial statements of the Company and its Subsidiaries.

5.5    Material Adverse Change.

Since the date of the most recent 10-Q or 8-K report filed by the Company with the Securities and Exchange Commission, there has been no change in the condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.
5.6    Taxes.

The Company, the Subsidiary Borrowers and the Significant Subsidiaries have filed or caused to be filed all United States federal tax returns and all other tax returns which are required to be filed and have paid or caused to be paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company, the Subsidiary Borrowers or the Significant Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP, to the extent that the failure to do so could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed to be made, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company, the Subsidiary Borrowers and the Significant Subsidiaries in respect of any taxes or other governmental charges are adequate.
5.7    Litigation and Contingent Obligations.

Except as disclosed as material in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2018 and Form 10-Q for fiscal quarter ended March 31, 2019, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers or of any treasury or finance department employee of the Company serving as the Company’s primary

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representative relating to the transactions contemplated by this Agreement, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.
5.8    Subsidiaries; Subsidiary Borrowers.

(a)Schedule 5.8 contains an accurate list of all Subsidiaries of the Company (other than immaterial or inactive Subsidiaries) and each Subsidiary Borrower as of March 31, 2019, setting forth their respective jurisdictions of organization, the percentage of their respective capital stock or other ownership interests owned by the Company or other Subsidiaries, the true and correct U.S. taxpayer identification number of the Company and each Subsidiary Borrower which is a Subsidiary organized under the Laws of any political subdivision of the U.S. and the true and correct unique identification number of each Subsidiary Borrower that is a Foreign Subsidiary Borrower. All of the issued and outstanding shares of capital stock or other ownership interests of such Significant Subsidiaries and Subsidiary Borrowers have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable, except to the extent that the lack of such status could not reasonably be expected to have a Material Adverse Effect. The Company may amend Schedule 5.8 from time to time by delivering to the Administrative Agent an updated list of Subsidiaries, and the Company may designate any Subsidiary thereon which is directly or indirectly 80% or more owned by the Company as a Subsidiary Borrower hereunder so long as (a) the Company provides the Administrative Agent and the Lenders ten (10) days’ prior notice of such designation, (b) the Company guarantees the obligations of such new Subsidiary Borrower pursuant to the terms of the Parent Guaranty, (c) such new Subsidiary Borrower delivers all corporate or organizational documents and authorizing resolutions and legal opinions reasonably requested by the Administrative Agent together with such documentation as may be reasonably requested by the Administrative Agent and the Lenders in connection with “know your customer”, beneficial interest and similar compliance requirements, (d) such new Subsidiary Borrower agrees to the terms and conditions of this Agreement and the Borrowers and the new Subsidiary Borrower execute all agreements and take such other action reasonably requested by Administrative Agent and (e) all applicable Lenders are able (i) under their respective internal policies and guidelines with respect to (A) lending to borrowers located in certain foreign jurisdictions and (B) lending in certain foreign currencies and (ii) under all constitutions, Laws, orders of courts or Governmental Authorities, to lend to such new Subsidiary Borrower. Schedule 5.8 may be amended to remove any Subsidiary as a Subsidiary Borrower upon (i) written notice by the Company to the Administrative Agent to such effect and (ii) repayment in full of all outstanding Loans of such Subsidiary Borrower, including, without limitation, any payments due to the Lenders under Sections 3.1, 3.2, 3.4, 3.5 and 9.6. Nothing in this Section 5.8 is intended to limit the ability of a Subsidiary Borrower to merge into another Subsidiary Borrower.

(b)Each of the Company and each Subsidiary Borrower organized under the Laws of a jurisdiction other than the United States, a State thereof or the District of Columbia (“Foreign Subsidiary Borrower”) represents and warrants to the Administrative Agent and the Lenders that:

(i)Such Foreign Subsidiary Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Subsidiary Borrower, the “Applicable Foreign Subsidiary Borrower Documents”), and the execution, delivery and performance by such Foreign Subsidiary Borrower of the Applicable Foreign Subsidiary Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Subsidiary Borrower nor any of its Property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or

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otherwise) under the Laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under the Applicable Foreign Subsidiary Borrower Documents.

(ii)The Applicable Foreign Subsidiary Borrower Documents are in proper legal form under the Law of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing for the enforcement thereof against such Foreign Subsidiary Borrower under the Law of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Subsidiary Borrower Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Subsidiary Borrower Documents that the Applicable Foreign Subsidiary Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Subsidiary Borrower Documents or any other document, except for (x) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Subsidiary Borrower Document or any other document is sought to be enforced and (y) any charge or tax as has been timely paid.

(iii)There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing (or otherwise resident for tax purposes) either (x) on or by virtue of the execution or delivery of the Applicable Foreign Subsidiary Borrower Documents or (y) on any payment to be made by such Foreign Subsidiary Borrower pursuant to the Applicable Foreign Subsidiary Borrower Documents, except as has been disclosed in writing to the Administrative Agent.

(iv)The execution, delivery and performance of the Applicable Foreign Subsidiary Borrower Documents executed by such Foreign Subsidiary Borrower are not, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing, subject to any notification or authorization except (x) such as have been made or obtained or (y) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (y) shall be made or obtained as soon as is reasonably practicable).

5.9    ERISA.

The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $150,000,000. Each Single Employer Plan complies in all material respects with all applicable requirements of Law where the failure to so comply could reasonably be expected to have a Material Adverse Effect. No Reportable Event has occurred with respect to any Plan where such occurrence could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Subsidiary Borrowers or the Significant Subsidiaries have withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Single Employer Plan where in either instance a liability in excess of $150,000,000 could reasonably be expected to result.
5.10    Accuracy of Information.
No written information, exhibit or report furnished by the Company or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan

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Documents (when taken together with other written information so furnished) contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date thereof; provided, however, that to the extent any such information, exhibits or reports include or incorporate by reference any forward-looking statement (each, a “Forward-Looking Statement”) which reflects the Company’s current view (as of the date such Forward-Looking Statement is made) with respect to future events, prospects, projections or financial performance, such Forward-Looking Statement is subject to uncertainties and other factors which could cause actual results to differ materially from such Forward-Looking Statement.
5.11    Regulation U.

Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Company and its Subsidiaries (either of the Company only or the Company and its Subsidiaries on a consolidated basis) which are subject to any limitation on sale, pledge or other restriction hereunder.
5.12    Maintenance of Property.

The Company and the Subsidiary Borrowers and the Significant Subsidiaries maintain all Property and keep such Property in good repair, working order and condition in accordance with customary and prudent business practices for similar businesses, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.
5.13    Insurance.

The Company, each Subsidiary Borrower and each Significant Subsidiary, maintains as part of a self-insurance program or with financially sound and reputable insurance companies insurance on all their Property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as is consistent with sound business practice.
5.14    Plan Assets; Prohibited Transactions.

The Company is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
5.15    Environmental Matters.

In the ordinary course of its business, the Company considers the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which it identifies and evaluates potential risks and liabilities accruing to the Company due to Environmental Laws. On the basis of this consideration, the Company has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

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5.16    Investment Company Act.

Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.17    Default.

There exists no Default or Unmatured Default under Article VII of this Agreement.
5.18    Compliance with Laws.
The Company, each Subsidiary Borrower and each Significant Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law, order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.19    Anti-Corruption Laws and Sanctions.

The Borrowers have implemented and maintain in effect policies and procedures designed to promote compliance by the Borrowers, their Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their Subsidiaries and to the knowledge of the Borrowers, their respective employees, officers, directors and agents (in their capacity as such) that will act in any capacity in connection with or benefit from the credit facility established hereby, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person. None of the Borrowers or any Subsidiary is a Sanctioned Person.
ARTICLE VI.

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
6.1    Financial Reporting.

The Company will furnish to the Lenders:
(a)Within 120 days after the close of each of its fiscal years (commencing with the fiscal year ending June 30, 2019), an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Company’s independent certified public accountants) audit report certified by independent certified public accountants reasonably acceptable to the Lenders, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss statements, and a statement of cash flows.

(b)Within 60 days after the close of each of the first three quarterly periods of each fiscal year (beginning with the quarter ending September 30, 2019), for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated unaudited profit and loss

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statements and a consolidated unaudited statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its Chief Financial Officer, Chief Accounting Officer, Controller, or Treasurer and prepared in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

(c)Together with the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit A signed by its Chief Financial Officer, Chief Accounting Officer, Controller, or Treasurer and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(d)Documents required to be delivered pursuant to Sections 6.1(a) and (b) to the extent any such documents are included in materials filed with the Securities and Exchange Commission on the EDGAR filing system, shall be deemed to have been delivered on the date on which the Company posts such documents on EDGAR. Notwithstanding anything contained herein, in every instance the Company shall be required to provide copies of the Compliance Certificates required by Section 6.1(c) to the Administrative Agent by electronic transmission to such address as the Administrative Agent may direct. The Administrative Agent shall have no obligation to request the delivery or to maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for obtaining its own copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or JPMorgan, as a Lead Arranger, will make available to the Lenders and the LC Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”). Each Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, JPMorgan, as a Lead Arranger, the LC Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.11); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and JPMorgan, as a Lead Arranger, shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
(e)As soon as possible and in any event within ten (10) Business Days after the Company knows that any Reportable Event has occurred with respect to any Plan which could reasonably be expected to have a Material Adverse Effect, a statement, signed by the Chief Financial Officer, Chief Accounting Officer, Controller, or Treasurer of the Company, describing said Reportable Event and the action which the Company proposes to take with respect thereto.

(f)As soon as possible and in any event within ten (10) Business Days after receipt by the Company, a copy of (i) any notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Company, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, (ii) any notice alleging any violation of any environmental, health or safety Law by the Company or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect and (iii) any notice of any material

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governmental proceeding or material litigation, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(g)(x) such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.

6.2    Use of Proceeds; Margin Stock.

(a)The Company will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions: (i) to refinance existing debt (including the amounts outstanding under the Existing Credit Agreement and any Existing Facility LCs which shall be deemed to be Facility LCs issued and outstanding under this Agreement in accordance with the provisions in Section 2.21.1); (ii) for working capital (including the issuance of Facility LCs), (iii) for capital expenditures, (iv) to finance acquisitions (other than Hostile Acquisitions) and share repurchases and (v) for other lawful corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(b)No Borrower will permit the proceeds of any Credit Extension to be used, directly or, to the knowledge of such Borrower, indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except, in each case, to the extent such use is licensed by OFAC and otherwise authorized under applicable law, or (iii) in any manner that would result in the violation of any Sanctions (or, in the case of any Credit Extension consisting of a Multicurrency Advance, a Swingline Loan or an Alternative Currency Loan, in each case, funded out of a London office branch or affiliate of the Administrative Agent, U.K. Sanctions) applicable to any party hereto.

6.3    Notice of Default; Notice of Beneficial Ownership Changes. Promptly upon knowledge thereof by any officer of the Company, any Subsidiary Borrower or any Significant Subsidiary or by any treasury or finance department employee of the Company serving as the primary representative relating to the transactions contemplated by this Agreement, the Company will, and will cause each such Person to, give notice in writing to the Administrative Agent of the occurrence of (a) any Default or Unmatured Default for prompt delivery to the Lenders or (b) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

6.4    Conduct of Business; Maintenance of Property; Books and Records.

The Company will, and will cause each Subsidiary Borrower and each Significant Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or fields related thereto, unless the failure to do so could not reasonably be expected to cause a Material Adverse Effect (except that the Company, the Subsidiary Borrowers and the Significant Subsidiaries shall have no duty to renew or extend contracts which expire by their terms), and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite

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authority to conduct its business in each jurisdiction in which its business is conducted, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Company will, and will cause each Subsidiary Borrower and each Significant Subsidiary to, maintain, preserve and protect all Property and keep such Property in good repair, working order and condition and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrowers will, and will cause each of their Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.
6.5    Taxes.

The Company will, and will cause each Subsidiary Borrower and each Significant Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by Law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP, and (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.6    Insurance.

The Company will, and will cause each Subsidiary Borrower and each Significant Subsidiary to, maintain as part of a self-insurance program or with financially sound and reputable insurance companies insurance on all their Property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as is consistent with sound business practice, except to the extent that the failure to do so could not, based upon the facts and circumstances existing at the time, reasonably be expected to cause a Material Adverse Effect.
6.7    Compliance with Laws.

The Company will, and will cause each Subsidiary Borrower and each Significant Subsidiary to, comply with all Laws, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, ERISA and all Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrowers will maintain in effect and enforce, in all material respects, policies and procedures designed to promote compliance by the Borrowers, their Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.
6.8    Inspection.

The Company will, and will cause each Subsidiary Borrower and each Significant Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Company, each Subsidiary Borrower and each Significant Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary Borrower and each Significant Subsidiary, and to discuss the affairs, finances and accounts of the Company, each Subsidiary Borrower and each Significant Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable prior notice at such reasonable times and intervals as the Administrative Agent or any Lender may designate; provided that neither the Company nor any Subsidiary Borrower or Significant Subsidiary shall be responsible for the costs and expenses incurred

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by the Administrative Agent, any Lender, or their representatives in connection with such inspection prior to the occurrence and continuation of a Default. Notwithstanding the foregoing, the Company will not be required to disclose privileged documents nor to violate a confidentiality obligation binding upon the Company.
6.9    Liens.

The Company will not, nor will it permit any Subsidiary Borrower or Significant Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any Subsidiary Borrower or Significant Subsidiary, except:
(a)Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b)Liens imposed by Law, such as landlords’, carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(c)Liens arising out of pledges or deposits under worker’s compensation Laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation (other than Liens in favor of the PBGC).

(d)Utility easements, building restrictions and such other encumbrances or charges against real property which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries.

(e)Liens existing on the date hereof.

(f)Liens on any assets which exist at the time of acquisition of such assets by the Company or any of its Subsidiaries, or purchase money liens, purchase money security interests, liens in respect of Capitalized Lease Obligations or other liens to secure the payment of all of any part of the purchase price of such assets upon the acquisition of such assets by the Company or any of its Subsidiaries or to secure any Indebtedness incurred or guaranteed by the Company or any of its Subsidiaries prior to, at the time, of or within 360 days after, such acquisition (or, in the case of real property, the completion of construction (including any improvements on an existing asset) or commencement of full operation of such asset, whichever is later), which Indebtedness is incurred or guaranteed for the purpose of financing all or any part of the purchase price thereof or, in the case of real property, construction or improvements thereon, provided, however, that in the case of any such acquisition, construction or improvement, the Lien shall not apply to such assets theretofore owned by the Company or any of its Subsidiaries other than, in the case of any such construction or improvement, any real property on which the property so constructed, or the improvement, is located; provided further, however, that the aggregate outstanding principal amount of Indebtedness secured by Liens permitted by this Section 6.9(f) shall not at any time exceed 10% of Net Worth.

(g)Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other

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payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction), of the assets subject to such liens (including without limitation liens incurred in connection with pollution control, industrial revenue or similar financings).

(h)(i) Liens on accounts receivable, related assets (including without limitation deposit accounts and collateral security related to such accounts receivable) and rights to collection arising solely in connection with the sale or transfer of such property pursuant to a receivables purchase agreement in the ordinary course of the Company’s business or in connection with any Securitization Obligations and (ii) Liens on the equity interests of any special-purpose finance Subsidiary and any intercompany note or deferred payment obligation.

(i)Liens securing Rate Hedging Obligations in an aggregate amount at no time exceeding $25,000,000, which Liens (i) arise pursuant to Specified Rate Hedging Agreements and (ii) are required as a condition of such Specified Rate Hedging Agreement by Dodd-Frank (and not merely as a matter of contract or pricing).

(j)Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured prior to such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets which secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property).

(k)So long as no Default under Section 7.9 would occur in connection therewith, Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or any of its Subsidiaries with respect to which the Company or such Subsidiary is in good faith prosecuting an appeal or proceeding for review or for which the time to make an appeal has not yet expired; or final unappealable judgment Liens which are satisfied within 60 days of the date of judgment; or Liens incurred by the Company or any of its Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Subsidiary is a party.

(l)Liens securing Indebtedness described in Sections 6.10(d)(i) and (e).

(m)Liens securing Indebtedness or other obligations and not otherwise permitted by the foregoing provisions of this Section 6.9; provided that the aggregate outstanding principal amount of Indebtedness and other obligations secured by all such Liens shall not at any time exceed 20% of Net Worth.

6.10    Subsidiary Indebtedness.

The Company will not permit any Subsidiary, other than any Subsidiary Guarantor, to create, incur or suffer to exist any Indebtedness, except:
(a)the Loans and the Reimbursement Obligations.

(b)Indebtedness (other than Securitization Obligations) outstanding on the date of this Agreement or incurred pursuant to commitments in existence on the date of this Agreement.

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(c)Indebtedness of any Subsidiary to the Company or any other Subsidiary.

(d)(i) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness existed at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) secured Indebtedness, including Capitalized Lease Obligations, the Liens with respect to which are permitted by Section 6.09(f).

(e)any refunding or refinancing of any Indebtedness referred to in clauses (a) through (d) above; provided that any such refunding or refinancing of Indebtedness referred to in clause (b), (c) or (d) does not increase the principal amount thereof.

(f)Securitization Obligations of special-purpose finance Subsidiaries; provided that no Person has recourse against the Company, any Subsidiary Borrower or any Significant Subsidiary for such Securitization Obligations other than recourse related to Standard Securitization Undertakings.

(g)Indebtedness arising from (i) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business.

(h)Indebtedness arising from guarantees of loans and advances by third parties to employees and officers of a Subsidiary in the ordinary course of business for bona fide business purposes, provided that the aggregate outstanding principal amount of such Indebtedness does not at any time exceed $100,000,000.

(i)Indebtedness of a Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations or from guarantees, letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Subsidiaries incurred or assumed in connection with the disposition of any business, property or Subsidiary.

(j)Indebtedness arising from Rate Hedging Obligations.

(k)Contingent Obligations (to the extent permitted by Section 6.11 and without duplication).

(l)Indebtedness outstanding under investment grade commercial paper programs.

(m)other Indebtedness; provided that, at the time of the creation, incurrence or assumption of such other Indebtedness and after giving effect thereto, the aggregate amount of all such other Indebtedness of the Subsidiaries does not exceed an amount equal to 20% of Net Worth at such time.

6.11    Contingent Obligations.

The Company will not permit any Subsidiary, other than any Subsidiary Guarantor, to make or suffer to exist any Contingent Obligation, except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) the Reimbursement Obligations with respect to any Subsidiary Borrower, (iii) Contingent Obligations consisting of Standard Securitization Undertakings, (iv) Contingent Obligations arising out of operating or synthetic leases entered into by Subsidiaries of the Company, provided that the aggregate amount of such Contingent Obligations does not at any time exceed 10% of Net Worth, (v)

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Contingent Obligations of any Person that becomes a Subsidiary after the date hereof in respect of Indebtedness permitted by clause (d)(i) of Section 6.10; provided that such Contingent Obligations existed at the time such Person becomes a Subsidiary and were not created in contemplation of or in connection with such Person becoming a Subsidiary, and (vi) Contingent Obligations in addition to, and including additional amounts of, those described in clauses (i) through (v) above, provided that the aggregate amount of such additional Contingent Obligations (without duplication) do not at any time exceed 25% of Net Worth.
6.12    Consolidated Net Leverage Ratio.

The Company shall not permit the Consolidated Net Leverage Ratio as of the last day of any fiscal quarter of the Company (each such date, a “Test Date”) to be greater than the ratios set forth below opposite the applicable Test Dates; provided that if a Material Acquisition is consummated at any time after December 31, 2020, then, upon the written request of the Company given to the Administrative Agent within five (5) Business Days after such consummation (and including such details regarding such Material Acquisition as the Administrative Agent may reasonably request), solely for the first four Test Dates occurring on or after the date such Material Acquisition is consummated, in lieu of the foregoing, the Company shall not permit the Consolidated Net Leverage Ratio on any such Test Date to be greater than 0.50x more than the ratio that would otherwise be in effect on such Test Date as set forth below (each such period, a “Leverage Holiday”); and provided, further, if the Company requests a Leverage Holiday, then the Company shall not be permitted to request a subsequent Leverage Holiday until at least one full fiscal quarter has transpired thereafter where no Leverage Holiday was in effect at any time during such fiscal quarter.

Test Date	Consolidated Net Leverage Ratio
June 30, 2019	4.25:1.00
September 30, 2019	4.00:1.00
December 31, 2019	4.00:1.00
March 31, 2020	4.00:1.00
June 30, 2020	4.00:1.00
September 30, 2020	4.00:1.00
December 31, 2020	4.00:1.00
March 31, 2021 and the last day of each fiscal quarter occurring thereafter	3.75:1.00

ARTICLE VII.

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:
7.1    Any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2    Nonpayment of principal of any Loan within one (1) Business Day after the same becomes due, nonpayment of any Reimbursement Obligation within one (1) Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any Facility Fee, LC Fee or other Obligations under any of the Loan Documents within five (5) days after the same becomes due.

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7.3    The breach by the Company of Section 6.2(b), 6.3 or 6.12.

7.4    The breach by any Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent or any Lender.

7.5    The Company, any Subsidiary Borrower or any Significant Subsidiary (a) shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness having an aggregate principal amount (excluding undrawn committed amounts, but including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $150,000,000 and such failure shall continue beyond any applicable grace period (or, in the event such Indebtedness does not have a grace period for non-payment of non-principal amounts, such failure with respect to any non-principal amount shall continue for three Business Days) or (b) shall fail to observe or perform any other agreement, or any circumstance or condition shall exist, in either case relating to Indebtedness having an aggregate principal amount (excluding undrawn committed amounts, but including amounts owing to all creditors under any combined syndicated credit arrangement) of more than $150,000,000 or contained in any instrument or other agreement evidencing, securing or relating thereto, the effect of which failure, circumstance or condition is to cause such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (in each case automatically or otherwise), prior to its stated maturity.

7.6    The Company, any Subsidiary Borrower or any Significant Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy Laws (or any similar Laws in foreign jurisdictions) as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy Laws (or any similar Laws in foreign jurisdictions) as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7    Without the application, approval or consent of the Company, any Subsidiary Borrower or any Significant Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company, any Subsidiary Borrower or any Significant Subsidiary or any Substantial Portion, or a proceeding described in Section 7.6(iv) shall be instituted against the Company, any Subsidiary Borrower or any Significant Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Company and its Subsidiaries which, when taken together with all other Property of the Company and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9    The Company, any Subsidiary Borrower or any Significant Subsidiary shall fail within 60 days to pay, bond or otherwise discharge one or more judgments or orders for the payment of money (not covered

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by insurance) in an aggregate amount (as to all judgments and orders) of $150 million (or the equivalent thereof in currencies other than U.S. Dollars) in which case, is/are not stayed, on appeal or otherwise being appropriately contested in good faith.

7.10    Any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $150 million which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Single Employer Plan with Unfunded Liabilities in excess of $150 million (a “Material Plan”) shall be filed under Section 4041(c) of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or PBGC shall institute proceedings under which it is likely to prevail under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which causes one or more members of the Controlled Group to incur a current payment obligation in excess of $150 million.

7.11    Any Change in Control shall occur.

7.12    Any Loan Document shall fail to remain in full force or effect (other than in accordance with its express terms) or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document, or the Company shall fail to comply with any of the terms or provisions of any Loan Document (other than this Agreement, the breach of which is specifically subject to Sections 7.1, 7.2, 7.3 and 7.4), or the Company shall deny that it has any further liability under any Loan Document, or shall give notice to such effect.

ARTICLE VIII.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1    Acceleration; Facility LC Collateral Account.

(a)If any Default described in Section 7.6 or 7.7 occurs with respect to the Company or any Subsidiary Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender and the Borrowers will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs and is continuing, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives and (b) upon notice to the Borrowers and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without

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any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(b)If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(c)The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, subject to the reimbursement rights of the LC Issuer pursuant to Section 2.21.5, apply such funds to satisfy drawings under Facility LCs as they occur and LC Obligations, and if any amount remains on deposit in the Facility LC Collateral Account after all such Facility LCs have been fully drawn or expired, such remaining amount shall be applied to the payment of the other Obligations and any other amounts as shall from time to time have become due and payable by the Borrowers to the Lenders or the LC Issuer under the Loan Documents.

(d)At any time while any Default is continuing, neither any Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be promptly returned by the Administrative Agent to the Borrowers or paid to whomever may be legally entitled thereto at such time.

(e)If, within 60 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Company) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Company, rescind and annul such acceleration and/or termination.

8.2    Amendments.

(a)Subject to the provisions of this Article VIII, the Required Lenders and the Borrowers may enter into written agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, that no such supplemental written agreement shall, without the consent of all of the Lenders:

(i)extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, any Reimbursement Obligation or any accrued interest or accrued fees, or reduce the rate or extend the time of payment of interest or fees thereon or any Reimbursement Obligation related thereto;

(ii)change the definition of Required Lenders or Pro Rata Share or any provision that requires the unanimous consent or pro rata treatment of Lenders;

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(iii)extend the Facility Termination Date (other than as contemplated by Section 2.28) or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.8, or increase the amount of the Aggregate Commitment (other than as contemplated pursuant to Section 2.2) or of the Commitment of any Lender hereunder (other than as contemplated pursuant to Section 2.2) or the commitment to issue Facility LCs, or permit any Borrower to assign its rights under this Agreement;

(iv)amend this Section 8.2; or

(v)release the Company as guarantor of any Credit Extension;

provided, further, that no amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provisions relating to the LC Issuer (including Section 2.29) shall be effective without the written consent of the LC Issuer, and no amendment of any provision of this Agreement relating to the Swingline Loans (including Section 2.29) shall be effective without the written consent of the Swingline Lender. Notwithstanding the foregoing (but subject to the foregoing proviso), no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of, in the case of any amendment, waiver or other modification referred to above in this Section 8.2(a), any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification. The Administrative Agent may waive payment of the fee required under Section 12.1(b)(iv) without obtaining the consent of any other party to this Agreement. The Fee Letters may be amended, and rights and privileges thereunder waived, in a writing executed only by the parties thereto.
(b)Notwithstanding the foregoing, if any Lender declines to consent to a proposed amendment, modification or waiver of the provisions of any Loan Document that requires the consent of 100% of the Lenders which amendment, modification or waiver is approved by the Required Lenders, the Company has the right to replace such non-consenting Lender or Lenders in accordance with the provisions set forth in Section 2.26.

(c)Notwithstanding anything to contrary set forth herein, if the Administrative Agent and the Borrowers acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrowers shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

8.3    Preservation of Rights.

No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of a Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders and/

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or other Persons required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by Law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until the later of (a) the Facility Termination Date and (b) the date on which the Obligations have been paid in full and all Commitments hereunder have been terminated.
ARTICLE IX.

GENERAL PROVISIONS

9.1    Survival of Representations.

All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.
9.2    Governmental Regulation.

Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable Law.
9.3    Headings.

Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.4    Entire Agreement.

The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof.
9.5    Several Obligations; Benefits of this Agreement.

The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, provided, however, that the parties hereto expressly agree that each of the Lead Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.2 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
9.6    Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses. The Borrowers be jointly and severally liable to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the

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preparation, negotiation, execution and delivery of the commitment letter, term sheet and Fee Letters relating to this Agreement, the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the LC Issuer in connection with the issuance, amendment or extension of any Facility LC or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the LC Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the LC Issuer), in connection with the enforcement or protection of its rights (A) in connection with the commitment letter, term sheet and Fee Letters relating to this Agreement, this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Facility LCs issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Facility LC. For purposes of clarification, the limitations on the use of legal counsel, at the Borrowers’ expense, set forth in the final sentence of Section 9.6(b) apply to the provisions set forth in this Section 9.6(a).

(b)Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including, without limitation, any violations of Environmental Laws or civil penalties or fines assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”)) (including the reasonable out-of-pocket fees, charges and disbursement of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of the commitment letter, term sheet and Fee Letters relating to this Agreement, and the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Facility LC or the use or proposed use of the proceeds therefrom (including any refusal by the LC Issuer to honor a demand for payment under a Facility LC if the documents presented in connection with such demand do not comply with the terms of such Facility LC), (iii) any actual or alleged presence or release of hazardous substances on or from any property owned or operated by any Company or any of its Subsidiaries, or any environmental liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether an Indemnitee is a party thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or from a material breach in bad faith of any material obligation of such Indemnitee hereunder or under any other Loan Document or (y) any dispute is solely among Indemnitees that are Lenders or Lead Arrangers and does not involve (A) any act or omission of any Borrower or any of its Affiliates or (B) any act or omission of a Lead Arranger or the Administrative Agent, in either case in its capacity as such. Notwithstanding any other provision in this Section, the Borrowers shall not be responsible for the fees and expenses of more than one separate firm of attorneys for related claims of the Indemnitees in each applicable jurisdiction arising out of the same set of allegations or circumstances (in addition to one separate firm of local attorneys in each jurisdiction and reasonably necessary specialty counsel (such as tax and regulatory)); provided, however the Indemnitees shall have the right to employ separate counsel and the Borrowers shall

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jointly and severally bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of such counsel chosen by the other Indemnitees to represent the Indemnitees would present such counsel with a conflict; (ii) such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the other Indemnitees; (iii) such Indemnitee shall have reasonably concluded that it otherwise has divergent interests from the other Indemnitees; or (iv) the Company shall authorize in writing such Indemnitee to employ separate counsel at the Borrowers’ expense. This Section 9.6(b) shall not apply with respect to Taxes, other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claims.

(c)Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the LC Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the LC Issuer or such Related Party, as the case may be, such Lender’s share of such unpaid amount in proportion to their respective Commitments (or, if the Commitments have been terminated in proportion to their Commitments immediately prior to such termination (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought)) of such unpaid amount; provided that the unreimbursed expense of indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or LC Issuer in connection with such capacity.

(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the commitment letter, term sheet or Fee Letters relating to this Agreement, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Facility LC or the use of the proceeds thereof (except to the extent a Borrower is otherwise required to indemnify an Indemnitee in respect thereof pursuant to the terms of paragraph (b) above, including to the extent such special, indirect, consequential or punitive damages are included in any third-party claim with respect to which the applicable Indemnitee is otherwise entitled to indemnification). No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with the commitment letter, the term sheet and the Fee Letters relating to this Agreement, this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)Payments. All amounts due under this Section shall be payable not later than thirty (30) days after demand therefor.

(f)Survival. The agreements in this Section 9.6 shall survive the resignation of the Administrative Agent, LC Issuer and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all the other Obligations.

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9.7    Numbers of Documents.

All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
9.8    Accounting.

Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP except that any calculation or determination which is to be made on a consolidated basis shall be made for the Company and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Company’s audited financial statements.
9.9    Severability of Provisions.

Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
9.10    No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, each Borrower acknowledges and agrees and acknowledges its Affiliates’ understanding that: (i) the credit facility provided for hereunder and any related arranging or other services in connection herewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between each Borrower and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Lead Arrangers, on the other hand, and each Borrower is capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, each Lender and each Lead Arranger, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Borrower or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, nor any Lender, nor any other Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, any Lender or any Lead Arranger has advised or is currently advising any Borrower or their respective Affiliates on other matters) and neither the Administrative Agent, nor any Lender, nor any Lead Arranger has any obligations to the Company or Borrower or their respective Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lenders, the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Borrower and their respective Affiliates and neither the Administrative Agent, nor any Lender, nor any Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lenders and the Lead Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver

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or other modification hereof or of any other Loan Document) and each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by Law, any claims that it may have against the Administrative Agent, the Lenders and the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.
9.11    Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the LC Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.
For purposes of this Section, “Information” means all information received from any Borrower relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that in the case of written information received from the Company or any Subsidiary after the date hereof, such written information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED THIS SECTION 9.11 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT

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THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
9.12    USA Patriot Act.

The Administrative Agent for itself and not on behalf of any Lender and each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Company and each Borrower and other information that will allow such Lender to identify the Company and such Borrower in accordance with the Act.
9.13    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

9.14    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

9.15    Interest Rates. LIBOR Notification. The interest rate on certain Loans is determined by reference to the Eurocurrency Rate, which for certain currencies is derived from the London interbank offered rate. The

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London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate for certain Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 3.3 of this Agreement, such Section 3.3 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 3.3, in advance of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurocurrency Base Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 3.3, will be similar to, or produce the same value or economic equivalence of, the Eurocurrency Base Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

9.16    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any Guarantor, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Facility LCs or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Facility LCs, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE

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84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any Guarantor, that none of the Administrative Agent, or any Lead Arranger, any Syndication Agent, any Documentation Agent, any Book Manager or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE X.

THE AGENT

10.1    Appointment and Authority.

Each of the Lenders and the LC Issuer hereby irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuer, and no Borrower has rights as a third party beneficiary of any of such provisions.
10.2    Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.3    Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

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(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Unmatured Default or Default unless and until notice describing such Unmatured Default or Default is given to the Administrative Agent by the Company, a Lender or the LC Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Unmatured Default or Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.4    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Facility LC, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the LC Issuer prior to the making of such Loan or the issuance of such Facility LC. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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10.5    Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
10.6    Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right (with the consent of the Company unless a Default has occurred (any such consent of the Company not to be unreasonably withheld or delayed)) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the LC Issuer directly, until such time as the Required Lenders and the Company (if applicable) appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent, LC Issuer or Swingline Lender, as applicable.
Any resignation by JPMorgan as Administrative Agent pursuant to this Section shall also constitute its resignation as an LC Issuer and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer and Swingline Lender, (b) the retiring LC Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, (c) the successor LC Issuer shall issue letters of credit in substitution for the Facility LCs, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such Facility LCs and (d) the applicable Borrower shall promptly repay in full all outstanding Swingline Loans (provided, however, that to the extent such Swingline Loans are not so repaid in full, all rights and remedies

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of the Swingline Lender (and obligations of the Borrowers and other Lenders) under Section 2.1(b) or otherwise with respect to such Swingline Loans shall remain in full force and effect).
10.7    Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the LC Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, the Lead Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lead Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.8    No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Book Managers, Lead Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the LC Issuer hereunder.
10.9    Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Federal bankruptcy Laws (or any similar Laws in foreign jurisdictions) or other judicial proceeding relative to the Company or any Borrower, the Administrative Agent (irrespective of whether the principal of any Loans or LC Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, as follows:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the LC Issuer and the Administrative Agent under this Agreement) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.6 and 9.6.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the LC Issuer any plan of reorganization, arrangement,

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adjustment or composition affecting the Obligations or the rights of any Lender or LC Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or LC Issuer in any such proceeding.

ARTICLE XI.

SETOFF; RATABLE PAYMENTS

11.1    Right of Setoff.

If a Default shall have occurred and be continuing, the Obligations have become, or have been declared, due and payable in accordance with Section 8.1(a), each Lender, the LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the LC Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of any Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the LC Issuer, irrespective of whether or not such Lender or the LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of any Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the LC Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the LC Issuer or their respective Affiliates may have. Each Lender and the LC Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.2    Ratable Payments.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 2.28, 3.1, 3.2, 3.4 or 3.5 hereof or payments of Alternate Currency Loans) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, subparticipations in the LC Obligations and Swingline Loans of other Lenders and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that
(a)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(b)the provisions of this Section shall not be construed to apply to (i) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or

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subparticipations in LC Obligations or Swingline Loans to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower in the amount of such participation.

ARTICLE XII.

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1    Successors and Assigns.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuer that issues any Facility LC), except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuer that issues any Facility LC), Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b) participations in LC Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B)in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no

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Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of the Swingline Loans;

(iii)Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof in accordance with Section 13.1;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or Affiliate of such Lender;

(C)the consent of the LC Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Facility LCs (whether or not then outstanding); and

(D)the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement (or, to the extent applicable, an agreement incorporating such an assignment by reference pursuant to a Platform as to which the Administrative Agent and the parties to such assignment are participants), together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the assignee designates one or more “Credit Contacts” to whom all syndicate-level Information (which may contain material non-public Information about the Company and its affiliates and its related parties or their respective securities) will be made available and who may receive such Information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(v)No Assignment to Company. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.

(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural person.

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Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5 and 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment Agreement and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.1(b)(ii) or (iii), 2.1(c)(iv), 2.20, 2.21.2, 2.21.5 or 9.6(c), the Administrative Agent shall have no obligation to accept such Assignment Agreement and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Administrative Agent, the LC Issuer or the Swingline Lender, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.2 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5 and 9.6 (subject to the requirements

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and limitations therein, including, the requirements under Section 3.5(f) (it being understood that the documentation required under Section 3.5(f) shall be delivered to the participating Lenders)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.26 and 11.2 as if it were an assignee under paragraph (b) of this Section; and (ii) shall not be entitled to receive any greater payment under Sections 3.1, 3.2, 3.4 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender, provided such Participant agrees to be subject to Section 11.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Facility LCs or its other obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Facility LC or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

ARTICLE XIII.

NOTICES

13.1    Notices.

(a)Subject to paragraph (b) below and except as otherwise permitted by Section 2.16 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrowers or the Administrative Agent, at its address or facsimile number set forth on Schedule 13.1, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrowers in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this

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Section; provided that notices to the Administrative Agent under Article II shall not be effective until received. Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
13.2    Change of Address.

The Borrowers, the Administrative Agent and any Lender may each change the address for service of notice upon it by five (5) days’ prior written notice to the other parties hereto.
13.3    Electronic Systems.

(a)Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the LC Issuer and the other Lenders by posting the Communications on the Platform (including Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System).

(b)Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the LC Issuer or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any LC Issuer by means of electronic communications pursuant to this Section, including through an Electronic System.

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ARTICLE XIV.

COUNTERPARTS

(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

ARTICLE XV.

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1    CHOICE OF LAW.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
15.2    CONSENT TO JURISDICTION; VENUE.

THE BORROWERS, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWERS, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE

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FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS PARAGRAPH OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
15.3    WAIVER OF JURY TRIAL.
THE BORROWERS, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE XVI.

AMENDMENT AND RESTATEMENT

On the Restatement Date the Existing Credit Agreement shall be amended, restated and superseded in its entirety hereby. The parties hereto acknowledge and agree that (i) this Agreement, any promissory notes delivered pursuant hereto and the other Loan Documents executed and delivered in connection herewith do not constitute a novation or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Restatement Date and (ii) such “Obligations” are in all respects continuing with only the terms thereof being modified as provided in this Agreement.
Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of the Borrowers contained in the Existing Credit Agreement, each Borrower acknowledges and agrees that any causes of action or other rights created in favor of the Administrative Agent or any Lender or its successors arising out of the representations and warranties of the Borrowers contained in or delivered in connection with the Existing Credit Agreement shall survive the execution, delivery and effectiveness of this Agreement.
The Continuing Lenders constituting “Required Lenders” under the Existing Credit Agreement hereby waive (i) the requirement pursuant to Section 2.6 of the Existing Credit Agreement that the Borrowers deliver prior notice of its election to terminate the “Commitments” under the Existing Credit Agreement and (ii) the requirement pursuant to Section 2.8 of the Existing Credit Agreement that the Borrowers deliver prior notice of its election to prepay all outstanding “Advances” under the Existing Credit Agreement.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Borrowers, the Lenders, the LC Issuers and the Administrative Agent have executed this Agreement as of the date first above written.

CARDINAL HEALTH, INC.

By:	/s/ Travis Leonard
Name:	Travis Leonard
Title:	Senior Vice President & Treasurer

[Signature Page to Cardinal Health, Inc. Second Amended and Restated Five-Year Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Lender, LC Issuer and
Swingline Lender

By:	/s/ Lisa Whatley
Name:	Lisa Whatley
Title:	Managing Director

[Signature Page to Cardinal Health, Inc. Second Amended and Restated Five-Year Credit Agreement]

BANK OF AMERICA, N.A.,

By:	/s/ Joseph L. Corah
Name:	Joseph L. Corah
Title:	Director

[Signature Page to Cardinal Health, Inc. Second Amended and Restated Five-Year Credit Agreement]

MUFG BANK, LTD.

By:	/s/ Jack Lonker
Name:	Jack Lonker
Title:	Director

[Signature Page to Cardinal Health, Inc. Second Amended and Restated Five-Year Credit Agreement]

BARLCLAYS BANK PLC

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Director

[Signature Page to Cardinal Health, Inc. Second Amended and Restated Five-Year Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

[Signature Page to Cardinal Health, Inc. Second Amended and Restated Five-Year Credit Agreement]

GOLDMAN SACHS BANK USA

By:	/s/ Annie Carr
Name:	Annie Carr
Title:	Authorized Signatory

[Signature Page to Cardinal Health, Inc. Second Amended and Restated Five-Year Credit Agreement]

HSBC BANK USA, N.A.

By:	/s/ James Smith
Name:	James Smith
Title:	Vice President

[Signature Page to Cardinal Health, Inc. Second Amended and Restated Five-Year Credit Agreement]

WELLS FARGO BANK, N.A.

By:	/s/ Kirk Tesch
Name:	Kirk Tesch
Title:	Managing Director

[Signature Page to Cardinal Health, Inc. Second Amended and Restated Five-Year Credit Agreement]

THE BANK OF NOVA SCOTIA

By:	/s/ Winston Lua
Name:	Winston Lua
Title:	Director

[Signature Page to Cardinal Health, Inc. Second Amended and Restated Five-Year Credit Agreement]

CREDIT AGRICOLE CORPORATE AND
INVESTMENT BANK

By:	/s/ Gordon Yip
Name:	Gordon Yip
Title:	Director

By:	/s/ Michael Madnick
Name:	Michael Madnick
Title:	Managing Director

[Signature Page to Cardinal Health, Inc. Second Amended and Restated Five-Year Credit Agreement]

THE HUNTINGTON NATIONAL BANK

By:	/s/ Dan Swanson
Name:	Dan Swanson
Title:	Vice President

[Signature Page to Cardinal Health, Inc. Second Amended and Restated Five-Year Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Douglas H. Klamforth
Name:	Douglas H. Klamforth
Title:	Senior Vice President

[Signature Page to Cardinal Health, Inc. Second Amended and Restated Five-Year Credit Agreement]

STANDARD CHARTERED BANK

By:	/s/ Daniel Mattern
Name:	Daniel Mattern
Title:	Associate Director
Standard Chartered Bank

[Signature Page to Cardinal Health, Inc. Second Amended and Restated Five-Year Credit Agreement]

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Joseph M. Schnorr
Name:	Joseph M. Schnorr
Title:	Senior Vice President

[Signature Page to Cardinal Health, Inc. Second Amended and Restated Five-Year Credit Agreement]

SUNTRUST BANK

By:	/s/ Katherine Bass
Name:	Katherine Bass
Title:	Director

[Signature Page to Cardinal Health, Inc. Second Amended and Restated Five-Year Credit Agreement]